Filed pursuant to Rule 424(b)(3)
Registration No. 333-135212


                                PROSPECTUS
                        ON THE GO HEALTHCARE, INC.
                 OFFERING UP TO 617,000 COMMON SHARES

This prospectus relates to the sale of up to 617,000 shares of our common stock by 13 selling stockholders, listed below in the selling shareholder table. We are not selling any securities in this offering and therefore will not receive any proceeds from this offering. We may receive proceeds from the possible future exercise of warrants. All costs associated with this registration will be borne by us.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol ONGO.OB. On September 6, 2006, the last reported sale price of our common stock was $2.70 per share.

                     __________________________________

               THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
   YOU SHOULD PURCHASE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                     ____________________________________

You should rely only on the information provided in this prospectus or any supplement to this prospectus and information incorporated by reference. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of the shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this Prospectus is September 11, 2006

                                TABLE  OF  CONTENTS

PROSPECTUS  SUMMARY........................................................ 5
RISK  FACTORS.............................................................. 7
CAUTIONARY  STATEMENT  CONCERNING  FORWARD-LOOKING  STATEMENTS............. 7
USE  OF  PROCEEDS..........................................................10
DETERMINATION  OF  OFFERING  PRICE.........................................11
SELLING  SECURITY  HOLDERS.................................................11
PLAN  OF  DISTRIBUTION.....................................................13
LEGAL  PROCEEDINGS.........................................................14
DIRECTORS,  EXECUTIVE  OFFICERS,  PROMOTERS  AND  CONTROL  PERSONS.........14
SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND  MANAGEMENT......15
DESCRIPTION  OF  COMMON STOCK..............................................16
INTEREST  OF  NAMED  EXPERTS  AND  COUNSEL.................................17
DISCLOSURE  OF  COMMISSION  POSITION  OF  INDEMNIFICATION  FOR  SECURITIES
  ACT  LIABILITIES.........................................................17

DESCRIPTION  OF  BUSINESS..................................................17
MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OR  PLAN  OF  OPERATION...........21
DESCRIPTION  OF  PROPERTY..................................................25
CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS.........................25
MARKET  FOR  COMMON  EQUITY  AND  RELATED  STOCKHOLDER  MATTERS............25
EXECUTIVE  COMPENSATION....................................................26
FINANCIAL  STATEMENTS................................................F1 - F26
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
  FINANCIAL DISCLOSURE.....................................................28

                             PROSPECTUS SUMMARY

The following information is a summary of the prospectus and it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the financial statements and the notes relating to the financial statements.

                         ON THE GO HEALTHCARE, INC.

We incorporated in the State of Delaware on July 21, 2000. We immediately acquired International Mount Company Limited, a private corporation owned and operated by Stuart Turk. In October 2003, we acquired the assets and liabilities of Compuquest, Inc. through our subsidiary International Mount. Compuquest was incorporated under the laws of Ontario, Canada in November 1989. Compuquest is an authorized dealer of computer hardware, software and peripherals for Acer America, AST Computer, Hewlett-Packard, Microsoft and Toshiba.

On June 1, 2004, we acquired the assets and liabilities of Vital Baby Innovations, Inc., a Canadian company headquartered in Toronto, Ontario, the exclusive distributor of the Heinz Baby Basics feeding accessories range and Sudocrem diaper rash cream in Canada.

On February 28, 2005, we acquired 1637033 Ontario Limited and its wholly-owned subsidiary, Helios/Oceana Ltd., an Ontario-based company, that provides IT professional services. We paid for this acquisition by acting on a security agreement on a note receivable for $202,721 and assuming net liabilities of $148,135.

On July 5, 2005, we entered into an Asset Sale Agreement with Vital Products, Inc. We agreed to sell all of our assets and equipment used in our Childcare Division. In exchange for the assets, Vital Products agreed to issue an amount of shares of common stock having an aggregate fair market value of $250,000 and a term note in the amount of $750,000. After this transaction, we decided to focus solely on our computer business.

On July 19, 2005, we entered into an agreement with Elaine Abate, John Abate, Gerhard Schmid, Frank Abate, 1066865 Ontario Inc., and Infinity Technologies Inc. to purchase all of the issued and outstanding shares of Infinity Technologies Inc. stock in exchange for $3,120,000 Canadian dollars. The purchase price was paid in a combination of shares of our restricted stock, cash, and a promissory note for $500,000. The promissory note pays no interest and was paid in three equal payments on January 15, 2006, February 15, 2006, and March 15, 2006.

On January 10, 2006, we entered into an agreement to purchase all of the issued and outstanding shares of Island Corporation stock in exchange
for $2,311,536 Canadian dollars.   The purchase price was paid in a
combination of 1,060,000 shares of our restricted stock, $1,100,000 in cash
and a promissory note for $400,000.   The promissory note pays no interest
and will be paid as follows: $100,000 on or before January 20, 2006 and the remaining $300,000 paid in twelve equal payments starting on March 31, 2006 and continuing monthly until paid in full.

On January 31, 2006 we entered into an agreement to purchase certain assets
of Solutions In Computing, Inc. in exchange for $280,000 U.S. dollars.   The
purchase price will be paid for with a combination of 700,000 shares of our restricted stock and 100,000 Canadian dollars in cash and a promissory note for $95,000 Canadian dollars with interest at the rate of 5% per year as follows: monthly payments of principle and interest in the amount of $2,845 on the first day of each and every month with the first of such payments to be due and payable on March 1, 2006 and the last of such payments to be due and payable on August 1, 2008.

HOW TO CONTACT US

Our principal executive offices are located at 85 Corstate Avenue, Unit #1, Concord, Ontario, Canada L4K 4Y2. Our telephone number is (905)760-2987.

SYMBOL  FOR  OUR  COMMON  STOCK

We are a publicly traded company, which trades on the Over-the-Counter Bulletin Board of the National Quotation Service under the ticker symbol "ONGO.OB"

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of our common stock. We may receive proceeds from the exercise of warrants, however we can not predict the timing of the exercise of the warrants. It is possible that the warrants may expire without being exercised. The proceeds from the exercise of the warrants will be used for sales and marketing, general corporate and working capital purposes, mergers and acquisitions, inventory, expansion of internal operations, and facilities and capital expenditures or other appropriate uses as approved by our Board of Directors. See "Use of Proceeds."

OUR CAPITAL STRUCTURE AND SHARES ELIGIBLE FOR FUTURE SALE (1)(2)

Shares of common stock outstanding as of August 21, 2006(3)       1,076,735

Shares of common stock potentially issuable
to Vance Pierre upon exercise of "E" warrants(2)                      7,000
                                                               ------------
Total                                                             1,083,735

   (1) All share numbers reflect a 1:30 reverse stock split on October 4, 2004.

   (2) All share numbers reflect a 1:50 reverse stock split on August 10, 2006.

   (3) Assumes no:

        Exercise of an option held by Stuart Turk to acquire 334 common shares at an exercise price of $75.00 per share with an expiration date of July 15, 2008.

        Conversion of 135,800 shares of Series A Preferred Stock into 13,580,000 shares of common stock held by Stuart Turk.

        Conversion of 143,334 shares of Series A Preferred Stock into 14,333,400 shares of common stock held by Cellular Connection. Stuart Turk is the Principal of Cellular Connection.

        Exercise of Series "C" warrants for 16,360 shares of our common stock held by 9 investors. The Series "C" warrants have an exercise price of $50.00 and expire October 31, 2006.

        Exercise of Series "D" warrants for 10,000 shares of our common stock held by 2 investors. The Series "D" warrants have an exercise price of $20.00 and expire January 31, 2008.

        Exercise of warrants we issued to Laurus Master Trust to purchase up to 28,400 shares of our common stock at a price of $32.50 per share. The warrants expire on July 14, 2012.

        Conversion of 5,000 shares of Series A Preferred Stock into 500,000 shares of common stock held by Shazamstocks Inc.

RISK FACTORS

CAUTIONARY  STATEMENT  CONCERNING  FORWARD-LOOKING  STATEMENTS

This report contains forward-looking statements that involve risks and uncertainties. We generally use words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described below and from time to time in our reports filed with the Securities and Exchange Commission. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

RISKS RELATED TO OUR BUSINESS

WE HAVE HAD LOSSES SINCE OUR INCEPTION AND EXPECT LOSSES TO CONTINUE IN THE FORESEEABLE FUTURE. WE MAY NEVER BECOME PROFITABLE.

We had a net loss of $2,983,952 for the nine months ended April 30, 2006 and a net loss of $1,033,028 for the year ended July 31, 2005. Our future operations may not be profitable if we are unable to develop our business. Revenues and profits, if any, will depend upon various factors, including whether we will be able to receive funding to develop and market new products or find additional businesses to operate and/or acquire. We may not achieve our business objectives and the failure to achieve these goals would have an adverse impact on our business.

WE HAVE A LIMITED OPERATING HISTORY AND YOU MAY LOSE YOUR INVESTMENT IF WE ARE UNABLE TO MARKET OUR COMPUTER PRODUCTS.

Until October 2003 when we acquired Compuquest, we engaged only in limited business activities manufacturing child and healthcare products. We may be faced with problems, delays, expenses and difficulties, which are typically encountered by companies in an early stage of development, many of which may be beyond our control. We may not be able to acquire our products at reasonable cost, or market successfully, any of our products. Therefore, we could go out of business and you may lose your investment.

WE GRANTED LAURUS MASTER FUND A SECURITY INTEREST IN SUBSTANTIALLY ALL OF OUR ASSETS AND, IF WE DEFAULT ON OUR FINANCING ARRANGEMENT WITH THEM, THEY HAVE THE RIGHT TO TAKE SUBSTANTIALLY ALL OF OUR ASSETS.

As part of our financing facility with Laurus, we granted Laurus a security interest in substantially all of our assets. The financing facility requires us to repay Laurus funds that they advanced according to specific terms. If we do not comply with the terms of the financing facility, Laurus will have the right to seize substantially all of our assets. Additionally, Laurus could liquidate our assets and retain any and all of the funds from the liquidation.

WE MAY NOT BE ABLE TO OBTAIN HARDWARE, SOFTWARE AND PERIPHERALS AT AN ACCEPTABLE COST TO BE COMPETITIVE IN THE MARKETPLACE WHICH COULD INCREASE OUR COSTS AND LOWER OUR GROSS PROFIT.

We rely on the supply of hardware, software and peripherals from the same distributors as our competitors and we may not be able to obtain them at a cost that will allow us to produce a profit or sell our products at a competitive price. Furthermore, we do not have formal agreements with our suppliers and are subject to price increases. If we can not obtain supplies at competitive prices, our revenues may decrease and we may not be able to attain or sustain profitability.

WE NEED EXTERNAL FUNDING TO SUSTAIN AND GROW OUR BUSINESS AND IF WE CAN NOT FIND THIS FUNDING ON ACCEPTABLE TERMS, WE MAY HAVE TO CURTAIL OUR OPERATIONS AND WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN WHICH WOULD REDUCE OUR REVENUES AND OUR STOCK MAY DECLINE.

We may not be able to generate sufficient revenues from our existing operations to fund our capital requirements. Additionally, our business plan contemplates the acquisition of new enterprises and the proceeds from our financing with Laurus may not be sufficient to fully implement our business plan.
Accordingly, we will require additional funds to enable us to operate profitably and grow our business. This financing may not be available on terms acceptable to us or at all. We currently have no bank borrowings and it is unlikely that we will be able to arrange debt financing in addition to our facility with Laurus. If we cannot raise additional capital through issuing stock or bank borrowings, we may not be able to sustain or grow our business which may cause our revenues and stock price to decline.

OUR ORIGINAL SHAREHOLDERS WILL HAVE CONTROL OVER OUR POLICIES AND AFFAIRS FOR THE FORESEEABLE FUTURE AND THESE STOCKHOLDERS MAY TAKE CORPORATE ACTIONS THAT COULD NEGATIVELY IMPACT OUR BUSINESS AND STOCK PRICE.

Our original shareholders own at least 51% of our voting securities. The original shareholders will continue to control our policies and affairs and all corporate actions requiring shareholder approval, including election of directors. Additionally, Mr. Stuart Turk, our Chairman, President and Chief Executive Officer, currently controls a majority of our voting securities. Mr. Turk's holdings may delay, deter or prevent transactions, such as mergers or tender offers, that would otherwise benefit investors.

TO INCREASE OUR REVENUE, WE MUST INCREASE OUR SALES FORCE AND EXPAND OUR DISTRIBUTION CHANNELS. IF WE ARE NOT SUCCESSFUL IN THESE EFFORTS, OUR BUSINESS WILL NOT GROW WHICH COULD RESULT IN A DECREASE IN OUR STOCK PRICE.

To date, we have sold our products primarily through our direct sales and tele-sales force. Our future revenue growth will depend in large part on recruiting and training additional direct sales and tele-sales personnel and expanding our distribution channels. We may experience difficulty recruiting qualified sales and support personnel and establishing third-party distribution relationships. We may not be able to successfully expand our tele-sales force or other distribution channels, and any expansion, if achieved, may not result in increased revenue or profits.

WE MAY ENCOUNTER DIFFICULTIES MANAGING OUR PLANNED GROWTH, WHICH WOULD ADVERSELY AFFECT OUR BUSINESS AND COULD RESULT IN DECREASING REVENUES AS WELL AS A DECREASE IN OUR STOCK PRICE.

As of August 21, 2006, 2006 we had 60 employees. We intend to expand our customer base. To manage our anticipated growth, we must continue to improve our operational and financial systems and expand, train, retain and manage our employee base. Because of the registration of our securities, we are subject to reporting and disclosure obligations, and we anticipate that we will hire additional finance and administrative personnel to address these obligations. In addition, the anticipated growth of our business will place a significant strain on our existing managerial and financial resources. If we can not effectively manage our growth, our business may be harmed.


IF WE LOSE THE SKILLS OF THE FOUNDERS OF EACH OF OUR DIVISIONS, OUR ABILITY TO ATTAIN PROFITABILITY MAY BE IMPEDED AND IF WE DO NOT ATTAIN PROFITABILITY, OUR STOCK PRICE MAY DECREASE AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

In October 2003, we acquired Compuquest. In 2005, we acquired Infinity Technologies and Helios/Oceana. In 2006, we acquired Island Corporation and Solutions in Computing. We have retained the services of the founder of most of the the companies we have acquired. We believe the services that each of these founders provide are critical to our success. The founders hold prime relationships with key suppliers. These relationships afford us access to valuable resources that help ensure product availability on time that is competitively priced. If we were to lose the benefit of these services, our ability to develop and market our computer products may be significantly impaired, which would impede our ability to attain profitability.

                           RISKS RELATED TO OUR STOCK

"PENNY STOCK" RULES MAY MAKE BUYING OR SELLING OUR SECURITIES DIFFICULT WHICH MAY MAKE OUR STOCK LESS LIQUID AND MAKE IT HARDER FOR INVESTORS TO BUY AND SELL OUR SHARES.

Trading in our securities is subject to the SEC's "penny stock" rules and it is anticipated that trading in our securities will continue to be subject to the penny stock rules for the foreseeable future. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by these requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

OUR SECURITIES HAVE BEEN THINLY TRADED ON THE OVER-THE-COUNTER BULLETIN BOARD, WHICH MAY NOT PROVIDE LIQUIDITY FOR OUR INVESTORS.

Our securities are quoted on the Over-the-Counter Bulletin Board. The Over-the-Counter Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Stock Market or national or regional exchanges. Securities traded on the Over-the-Counter Bulletin Board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The Securities and Exchange Commission's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the Over-the-Counter Bulletin Board. Quotes for stocks included on the Over-the-Counter Bulletin Board are not listed in newspapers. Therefore, prices for securities traded solely on the Over-the-Counter Bulletin Board may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.

INVESTORS MUST CONTACT A BROKER-DEALER TO TRADE OVER-THE-COUNTER BULLETIN BOARD SECURITIES. AS A RESULT, YOU MAY NOT BE ABLE TO BUY OR SELL OUR SECURITIES AT THE TIMES THAT YOU MAY WISH.

Even though our securities are quoted on the Over-the-Counter Bulletin Board, the Over-the-Counter Bulletin Board may not permit our investors to sell securities when and in the manner that they wish. Because there are no automated systems for negotiating trades on the Over-the-Counter Bulletin Board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders an order to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE, THEREFORE, YOU MAY NEVER SEE A RETURN ON YOUR INVESTMENT.

We do not anticipate the payment of cash dividends on our common stock in the foreseeable future. We anticipate that any profits from our operations will be devoted to our future operations. Any decision to pay dividends will depend upon our profitability at the time, cash available and other factors. Therefore, you may never see a return on your investment. Investors who anticipate a need for immediate income from their investment should not purchase the securities.

                                USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. We will not receive proceeds from the sale of shares of common stock in this offering. However, we may receive proceeds from the sale of our common shares from warrant holders.

We have issued 7,000 Series E Warrants. The Warrants have an exercise price of $7.50 and expire on January 31, 2008. We cannot accurately predict when we will receive proceeds pursuant to the warrants because we do not know when the holders will choose to exercise the warrants. It is also possible that the warrants will expire without being exercised. We currently intend to use the proceeds from the warrants, if any, for working capital and general corporate expenses, however our actual use of proceeds for the warrants will depend on the amount of funds we receive and the timing of those funds.

                        DETERMINATION OF OFFERING PRICE

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. These prices will fluctuate based on the demand for the shares.

                            SELLING SECURITY HOLDERS

Based upon information available to us as of August 21, 2006, the following table sets forth the names of the selling stockholders, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that the selling stockholders will own after the sale of the registered shares, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling stockholders. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933.
As used in this prospectus, "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, distribution or other non-sale related transfer.

Beneficial ownership is determined in accordance with Rule 13d-3(d)promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

Name and address         Ownership   Number of    Number of Shares  Percentage
of beneficial owner      Before      Shares        Owned After      Owned After
                         Offering    Offered(1)     Offering(2)     Offering(3)
--------------------------------------------------------------------------------

Tony Diveronica(4)         2,000      2,000              -0-             0%

Steven Gryfe(5)            2,000      2,000              -0-             0%

Peter Kolacz(6)            5,000      5,000              -0-             0%

Luigi Ruffolo(7)           5,000      5,000              -0-             0%

TGR Group(8)              20,000     20,000              -0-             0%

Hawk Associates Inc.(9)    4,000      4,000              -0-             0%

Alan Kau(10)              14,000     14,000              -0-             0%

Newport Capital
Consultants Inc.(11)      14,000     14,000              -0-             0%

Brett Gold(12)            15,000     15,000              -0-             0%

Uptick Capital Ltd.(13)   10,000     10,000              -0-             0%

Shazamstocks Inc.(14)    504,000    504,000              -0-             0%

Vance Pierre(15)           7,000     14,000              -0-             0%

John Pentony(16)           8,000      8,000              -0-             0%

(1) All share numbers reflect a 1:50 reverse stock split on August 10, 2006.

(2) These numbers assume the selling shareholders sell all of the shares offered prior to the completion of the offering.

(3) Based on 1,076,735  shares outstanding as of August 21, 2006.


(4) Mr. Diveronica received restricted shares on May 16, 2006 for consulting services.

(5) Mr. Gryfe is an employee of our company and received restricted shares on June 15, 2006 as a bonus for meeting his 2005 sales targets.

(6) We issued restricted shares on May 16, 2006 for investor relations services to Mr. Kolacz.

(7) We issued restricted shares on May 16, 2006 for investor relations services to Mr. Ruffolo.

(8) We issued 900,000 shares on May 16, 2006 and 100,000 shares on June 2, 2006 to TGR Group for consulting services. The principals and control persons with shared voting and dispositive powers with respect to the shares being offered for resale of TGR Group are Lawrence Isen, Joji Mangubat and Arthur Kang.

(9) We issued 200,000 shares to Hawk Associates, Inc. for consulting services on June 2, 2006. The principal and control person with sole voting and dispositive powers with respect to the shares being offered for resale of Hawk Associates Inc. is Frank Hawkins.

(10) We issued 700,000 restricted shares to Mr. Kau for investor relations services He received the restricted shares on May 16, 2006.

(11) We issued 700,000 shares to Newport Capital Consultants for Investor Relations Services on May 16, 2006. The principal and control person with sole voting and dispositive powers with respect to the shares being offered for resale of Newport Capital Consultants is Gary Bryant.

(12) We issued restricted shares on May 16, 2006 for investor relations services to Mr. Gold.

(13) On May 16, 2006, we issued 500,000 shares to Uptick Capital for consulting services. The principals and control persons with shared voting and dispositive powers with respect to the shares being offered for resale of Uptick Capital are Ari Blaine and Simeon Wohlberg.

(14) Shazamstocks Inc. received 200,000 restricted shares on January 27, 2006 and 5,000 Series A Preferred Stock on June 13,2006 for investor relations services. Each share of Series A preferred Stocks converts into 100 shares of common stock. Ken Weiner is the control person with sole voting and dispositive powers with respect to the shares being offered for resale by Shazamstocks Inc.

(15) Vance Pierre purchased 350,000 restricted shares and 350,000 Series "E" warrants on May 12, 2006 for $35,000. The Series "E" warrants have an exercise price of $0.15 and expire January 31, 2008.

(16) Mr. Pentony received 400,000 restricted shares on June 15, 2006 for investor relation services.

                                PLAN OF DISTRIBUTION

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares from time to time:

- in transactions on the Over-the-Counter Bulletin Board or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

- in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

- at prices related to such prevailing market prices;

- in negotiated transactions;

- in a combination of such methods of sale; or

- any other method permitted by law.

The selling stockholders may be deemed "underwriters." The selling stockholders may effect such transactions by offering and selling the shares directly to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom the selling stockholders may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act. Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling security owners will be governed by the applicable provisions of the Securities and Exchange Act, and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of our securities.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that the anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling security owners and any of their affiliates. We have informed the selling stockholders that they may not:

- engage in any stabilization activity in connection with any of the shares;

- bid for or purchase any of the shares or any rights to acquire the shares;

- attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act; or

- effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution.

  We have informed the selling stockholders that they must affect all sales of shares in broker's transactions, through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities
  Act if the broker-dealers purchase shares as principal. In the absence of the registration statement to which this prospectus is a part, certain of the selling stockholders would be able to sell their shares only pursuant to the limitations of Rule 144 promulgated under the Securities Act. We expect to incur approximately $25,000 in expenses related to this registration statement. Our expenses consist mainly of accounting and legal fees.


LEGAL PROCEEDINGS

We may be involved in litigation, negotiation and settlement matters that occur in our day-to-day operations. Management does not believe implication of this litigation will have any material impact on our financial statements or operations.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age, positions, and offices or employments for the past five years as of August 22, 2006, of our executive officers and directors. Members of the board are elected and serve for one year terms or until their successors are elected and qualify. All of the officers serve at the pleasure of our Board of Directors.

Name                            Age        Position
--------------------------------------------------------------------------------
Stuart Turk                     37        President, Chairman, CEO and Director
                                          Secretary and Treasurer

Evan Schwartzberg, BA, CCM      39        Chief Financial Officer

Ralph Magid, B.A.Sc.,           59        Director
MBA, P.Eng, P.E.O

Randal A. Kalpin                45        Director

--------------------------------------------------------------------------------

Biographies of executive officers and directors

Stuart Turk.  Mr. Turk has been our Chairman, President and Chief
Executive Officer since July 2000. Mr. Turk founded The Cellular Connection Ltd., a manufacturer of mounting accessories and packaging for cellular phones in May 1988. He currently serves as the Chief Executive Officer of The Cellular Connection.

Evan Schwartzberg.  Mr. Schwartzberg has been our Chief Financial
Officer since July 2000. Prior to January 31, 2006, Mr. Schwartzberg has worked for the TD Bank Financial Group as a Senior Cash Manager (previously the Manager of Corporate Cash Management of Canada Trust) within the Treasury and Balance Sheet Management group of the Finance Division. Prior to such time, and since 1989, Mr. Schwartzberg was a Senior Cash Manager of Canada Trust. Mr. Schwartzberg holds an Economics degree from the University of Toronto, passed the Canadian Securities Course, from the Canadian Securities Institute, and earned the Certified Cash Manager designation from the Association for Financial Professionals, a U.S. based organization.

Ralph Magid.  Mr. Magid has been our Director since July 2000.
Currently, Mr. Magid is the president of InnoTech Capital Corporation, a company specializing in providing advisory services for Canadian technology companies on how to fund and manage their R&D. Ralph has more than 25 years of experience in manufacturing and operations both in Canada and internationally. He has worked with small Canadian owned companies as well as large multinationals including Motorola and Geac Computers. R&D has been an integral part of Ralph's responsibilities in his position of Vice President, Operations held with several manufacturing organizations. Ralph holds an Industrial Engineering degree from the University of Toronto (B.A.Sc.), an MBA from York University and is a member of the Professional Engineers of Ontario.

Randal A. Kalpin.  Mr. Kalpin has been our Director since July 2000.
From 1989 until October 2003, Mr. Kalpin had been the President and Chief Executive Officer of Compuquest. Mr. Kalpin graduated with honors from York University with a B.A. in 1984.

BOARD OF DIRECTORS

We currently have three members of our Board of Directors, who are elected to annual terms and until their successors are elected and qualified. Executive officers are appointed by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified.

AUDIT COMMITTEE

We do not have a separate Audit Committee. Our full Board of Directors performs the functions usually designated to an Audit Committee. Mr. Magid, qualifies as an "audit committee financial expert" under the rules of the Securities and Exchange Commission.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, to our knowledge, certain information concerning the beneficial ownership of our common stock as of August 21, 2006 by each stockholder known by us to be (i) the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each current director,
(iii) each of the executive officers named in the Summary Compensation Table who were serving as executive officers at the end of the 2005 fiscal year and (iv) all of our directors and current executive officers as a group:

Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock except to the extent that authority is shared by spouses under applicable law.

Name and Address of                    Common Shares                Percent of
Beneficial Owner                    Beneficially Owned             Class (2)
----------------------                    ----------------             ---------
Stuart Turk (1)(3)                         27,930,067                   98.4%
Evan Schwartzberg (1)                             200                      *%
Ralph Magid (1)                                   200                      *%
Randal A. Kalpin (1)                              200                      *%

Directors and executive officers
 as a group (4 persons)                    27,930,667                   98.4%

* Less than one percent

(1) The address of all individual directors and executive officers is c/o On the Go Healthcare, Inc., 85 Corstate Ave Unit #1 Concord, Ontario, L4K 4Y2.

(2) The number of shares of common stock issued and outstanding on August 21, 2006 was 1,076,735. This reflects a 1 for 30 reverse stock split for all common stock shareholders of record on October 1, 2004 and a 1 for 50 reverse stock split for all common stock shareholders of record on August 10, 2006. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of common stock issued and outstanding on August 21, 2006, plus shares of common stock subject to options held by such person on August 21, 2006 and exercisable within 60 days thereafter.

(3) On October 31, 2003, Stuart Turk was issued an option to acquire 334 common shares at an exercise price of $75.00 per share with an expiry of July 15, 2008. Mr. Turk owns 280,000 Common Shares and 133,000 Series A Preferred Shares that can convert into 13,300,000 shares of common stock. Cellular Connection owns 333,400 Common Shares and 140,000 shares of Series A Preferred Stock that can convert into 14,000,000 shares of common stock. Mr. Turk has a lock up agreement in place by which 22,930,067 shares of common stock may not be sold until July 31, 2007. Mr. Turk is the control person and sole owner of The Cellular Connection Ltd.


DESCRIPTION OF COMMON STOCK

Our Articles of Incorporation authorize us to issue 100,000,000 shares of common stock, par value $0.0001 per share.

Miscellaneous Rights and Provisions. There are no preemptive rights, subscription rights, or redemption provisions relating to the shares and none of the shares carries any liability for further calls.

Dividends. Holders of shares are entitled to receive dividends in cash, property or shares when and if the Board of Directors declares dividends out of funds legally available therefore.

Voting. A quorum for any meeting of shareholders is a majority of shares then issued and outstanding and entitled to be voted at the meeting. Holders of shares are entitled to one vote, either in person or by proxy, per share.

Liquidation, dissolution, winding up. Upon our liquidation, dissolution or winding up, any assets will be distributed to the holders of shares after payment or provision for payment of all our debts, obligations or liabilities.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel within the meaning of those terms under Item 509 of Regulation S-B will receive a direct or indirect interest in the small business issuer or was a promoter, underwriter, voting trustee, director, officer, or employee of On The Go Healthcare. Nor does any such expert have any contingent based agreement with us or any other interest in or connection to us.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons in accordance with the provisions contained in our Restated Certificate of Incorporation and By-laws, Delaware law or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will follow the court's determination.

DESCRIPTION OF OUR BUSINESS

HISTORY

We incorporated in the State of Delaware on July 21, 2000. We immediately acquired International Mount Company Limited, a private corporation owned and operated by Stuart Turk. International Mount shareholders received 16,000,000 shares of our common stock and a cash payment of $198 in exchange for all the issued and outstanding shares of International Mount's common stock, pursuant to a Share Exchange Agreement.

In October 2003, we acquired the assets and liabilities of Compuquest
Inc. through our subsidiary International Mount. Compuquest was incorporated under the laws of Ontario, Canada in November 1989. Compuquest is an authorized dealer of computer hardware, software and peripherals for Acer America, AST Computer, Hewlett-Packard, Microsoft and Toshiba.

On June 1, 2004, we acquired the assets and liabilities of Vital Baby Innovations, Inc., a Canadian company headquartered in Toronto, Ontario, the exclusive distributor of the Heinz Baby Basics feeding accessories range and Sudocrem diaper rash cream in Canada.

On February 28, 2005, we advanced the sum of $200,000 as a secured loan to 1637033 Ontario Limited of the City of Vaughan in the Province of Ontario in Canada. The borrower was subsequently found to be in default of the terms of the loan and the shares of the borrower were surrendered by the shareholder to us in full and final settlement of the outstanding loan. The assets of the borrower included 100% of the outstanding stock of a private corporation known as Helios/Oceana Ltd. which was primarily in the business of providing system integration services related to computer hardware and software.
The borrower was also in possession of a note secured by all of the assets of Helios/Oceana Ltd. We subsequently acquired all of the assets of Helios/Oceana Ltd. including the name and any trademarks under the terms of the security provided under the note held by 1637033 Ontario Limited.
We intend to account for this transaction as an acquisition of a business by allocating the $200,000 to the fair value of the net assets and goodwill of Helios/Oceana Ltd.

On July 5, 2005, we entered into an Asset Sale Agreement with Vital Products, Inc. We agreed to sell all of the equipment used in our Childcare Division including, but not limited to, molds and dies related to the Baby Bath, packaging molds and dies for the padded training seat, mixing tank and 2kw RF welder as well as sealing machine dies, custom equipment to produce the padded training seat, and formulations related to producing materials. In exchange for the Childcare Divisions assets, Vital Products agreed to issue an amount of shares of common stock having an aggregate fair market value of $250,000 and a term note in the amount of $750,000.

On July 19, 2005, we entered into an agreement with Elaine Abate, John Abate, Gerhard Schmid, Frank Abate, 1066865 Ontario Inc, and Infinity Technologies Inc. to purchase all of the issued and outstanding shares of Infinity Technologies Inc. stock in exchange for $3,120,000 Canadian dollars. The purchase price will be paid in a combination of shares of restricted stock, cash, and a promissory note for $500,000. The promissory note pays no interest and was paid in three equal payments on January 15, 2006, February 15, 2006, and March 15, 2006.

On January 10, 2006, we entered into an agreement to purchase all of the issued and outstanding shares of Island Corporation stock in exchange
for $2,311,536 Canadian dollars.   The purchase price was paid in a
combination of 1,060,000 shares of our restricted stock, $1,100,000 in cash
and a promissory note for $400,000.   The promissory note pays no interest
and will be paid as follows: $100,000 was paid on January 20, 2006 and the remaining $300,000 paid in twelve equal payments starting on March 31, 2006 and continuing monthly until paid in full.

On January 31, 2006 we entered into an agreement to purchase certain assets
of Solutions In Computing, Inc.  in exchange for US$280,000.   The purchase
price was paid for with a combination of 700,000 shares of restricted stock and $100,000 Canadian dollars in cash and a promissory note for $95,000 Canadian dollars with interest at the rate of 5% per annum as follows: monthly payments of principal and interest in the amount of $2,845 on the 1st day of each and every month with the first of such payments to be due and payable on March 1, 2006 and the last of such payments to be due and payable on August 1, 2008. With the completion of the acquisition of Solutions in Computing Inc., we estimate that our revenues will increase
$3.5 million Canadian over the next year.

OUR BUSINESS

We conduct business directly and through our subsidiaries.

We are valued-added reseller of the following computer and computer-related products:

        * Hardware:    Intel-based servers, personal computers, and laptops
                       supporting Windows, Macintosh, Unix, Linux, and Novell operating systems.

        * Peripherals: Printers, monitors, personal digital assistants, scanners, and other computer equipment related to the operation of computers, servers, and laptops.

        * Software:    Microsoft Windows and Apple Macintosh retail boxed
                       products that relate to the operation of computers, servers, and laptops. Those software products include the operating system sold separately as well as with the original hardware.

        * Supplies:    Toners, inks, ribbons, labels, papers and cleaning
                       products.

All of the products sold by us are manufactured by others.

SALES AND MARKETING

Our sales and marketing strategies have been created based on specific target markets. We have established a dedicated sales force composed of twenty five full time sales representatives. We have developed an extensive telemarketing program, consisting of telemarketing sales personnel located in Toronto, Ontario, to target financial, graphics, utility, and education sectors throughout North America. We are planning an expansion of our telemarketing program to enhance the sales and marketing efforts of our sales forces. We utilize a professionally-produced business card CD-Media presentation product to market our authorized products and services.

CUSTOMERS

We market our computer products principally to Fortune 500 and 100 Corporations. In general, the dealers, wholesalers and retailers to whom we market our products also sell other similar products, some of which compete with our products.

We do not depend on one or even a few major customers. As of August 22, 2006 we estimate that we had 1,500 customers and that our revenue mix is about 90% from Fortune 500 and 100 corporations, and 10% from independent businesses.


DISTRIBUTION / DEALER NETWORK

We provide same-day and next-day services to all our customers. We have our truck deliver to our local customers and utilize same day and next day couriers such as FedEx, UPS and Purolator to meet our delivery commitments. We believe that our ability to continue to grow our revenue base depends in part upon our ability to provide our customers with efficient and reliable service.

As of August 22, 2006, we distributed our products through one primary point of distribution located in Concord, Ontario, Canada. We also drop ship many of our computer products direct from our suppliers warehouse. We plan to distribute our products from other distribution facilities if and when required. However, we have not committed our resources at this time for any additional distribution facilities.

COMPETITION

We compete with other manufacturers, distributors and value-added resellers who offer one or more products competitive with the products we sell. However, we believe that no single competitor serving our markets offers as competitive a price and range of products as ours. Our principal means of competition are our quality, reliability, and value-added services, including delivery and service alternatives.

Unlike our competitors who rely on single direct from manufacturer supply channels, we partner with a wide range of distributor partners who can supply products from a large number of strategically placed warehouses throughout North America. we not only receive manufacturer-sponsored pricing assistance to establish and maintain a competitive pricing strategy, but we benefit from a better stocked supply channel than their direct from manufacturer competitors. We offer an extensive range of products surpassing that of other direct from manufacturer competitors. In partnering with a large and diverse distributor supply channel, we offer a wider range of products than our competitors who rely on direct relationships with the manufacturers they represent. While these direct relationships offer the benefit of more competitive pricing, they restrict, the ability of our competitors to deliver products to their customers in an acceptable time frame. We operate on a smaller scale than our competitors allowing us greater flexibility to fulfill expedited same day and next day delivery requirements in a volatile market that demands fast service. We receive assistance from manufacturers and distributors alike to ensure our pricing remains competitive. But the personalized service to the customers, our scale to offer expedited delivery to our customers, and the assistance we receive from manufacturers and distributors to remain price competitive supports the assertion that we are positively differentiated from our competitors. We believe that these attributes combined with technological advances relating to our manufactured and proprietary products are favorable factors in competing with other manufacturers and value-added resellers such as:

        * EDS Systemhouse Inc.;
        * GE Capital Corporation; and
        * Compugen.

We believe that our competitors share approximately 20% of the corporate-based computer resale market governing hardware, software, peripherals, and supplies, including cartridges. Additionally, we believe they share over 40% of the service and support contracts pertaining to computers and their related hardware and software. Their domination of the computer service and support contracts helps them gain penetration into the resale market, business they would not otherwise have earned. We are unable to compete with the sales and support contract offerings of our competitors because our competitors have extensive office and personnel representation across Canada. We can compete by partnering with our manufacturing partners to provide service and support offerings across Canada, but not to take away market share from our competitors in this area.

TRADEMARKS

We have registered one trademark in Canada for "ON THE GO". The registered trademark is significant to us because it will provide us with name and market recognition for our products and distinguish our products from our competitors' products.

We have registered the business names of Compuquest, Helios Ocean and Infinity Technologies. The registration provides us solely with another registered name to do business under.

We acquired one registered trademark in Canada for "Compuquest".
The registered trademark is significant to us because it will provide us with name and market recognition and distinguish us from our competitors.

We regard our trademarks, copyrights, domain names, trade dress, trade secrets, and similar intellectual property as important to our success, and we rely on trademark, and copyright law, trade-secret protection, and confidentiality and/or license agreements with our employees, customers, partners, and others to protect our proprietary rights. We have licensed in the past, and expect that we may license in the future, certain of proprietary rights, technologies or copyrighted materials, from third parties and we rely on those third parties to defend their proprietary rights,copyrights and technologies.


EMPLOYEES

As of August 21, 2006, we had 60 full-time employees. Management believes its relations with our employees are good. None of the employees are covered by any collective bargaining agreement.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Introduction

The following discussion and analysis is intended to provide an analysis of our financial condition and should be read in conjunction with our audited financial statements and related notes thereto.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts, inventories, and impairment of long-term assets, income taxes and loss contingencies. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies, among others, may be impacted significantly by judgment, assumptions and estimates used in the preparation of the Consolidated Financial Statements:

We recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," or SAB 101 as modified by SAB 104. Under SAB 101, revenue is recognized at the point of passage to the customer of title and risk of loss, there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured. We generally recognize revenue at the time of delivery of goods. Sales are reflected net of discounts and returns.


The allowance for doubtful accounts is maintained to provide for losses arising from customers' inability to make required payments. If there is a deterioration of our customers' credit worthiness and/or there is an increase in the length of time that the receivables are past due greater than the historical assumptions used, additional allowances may be required.

Inventories are stated at the lower of cost (determined on an average cost basis) or market. Based on our assumptions about future demand and market conditions, inventories are written-down to market value. If our assumptions about future demand change and/or actual market conditions are less favorable than those projected, additional write-downs of inventories may be required.

Deferred tax assets are recorded based on our projected future taxable income and the resulting utilization of the deferred tax assets. To the extent that it is more likely than not that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax assets would be necessary and charged to income.

Loss contingencies arise in the ordinary course of business. In determining loss contingencies, we evaluate the likelihood of the loss or impairment of an asset or the incurrence of a liability, as well as our ability to reasonably estimate the amount of such loss. We accrue for an estimated loss contingency when it is probable that a liability has been incurred or an asset has been impaired and the amount of the loss can be reasonably estimated.

Amounts billed to customers for shipping and handling are recorded as sales revenues. Costs incurred for shipping and handling are included in cost of sales.

We offer discounts and point-of-sale rebates to our customers on our products. The costs of these discounts and point-of-sale rebates are recognized at the date at which the related sales revenue is recognized and are recorded as a reduction of sales revenue.

We assess the recoverability of long-lived assets whenever events or changes in business circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when the sum of the expected undiscounted future net cash flows over the remaining useful life is less than the carrying amount of the assets.

We account for stock-based employee compensation plans under the recognition and measurement principles of Financial Accounting Standards 123.



COMPARISON OF THE YEAR ENDED JULY 31, 2005 AND THE YEAR ENDED JULY 31, 2004

In July 2005, we sold and disposed of our Childcare Division to Vital Products Inc., in order to focus on our Computer Division. We reflected the sale and the activities for the year as a separate one line item on our Consolidated Statement of Operations. Therefore, none of the comparative numbers described below are affected by the Childcare Division.

Revenues

Revenues increased from $2,735,345 for the year ended July 31, 2004 to $5,570,778 for the year ended July 31, 2005. This increase is attributable to the acquisitions of Infinity Technologies Inc. on July 19, 2005 and Helios/Oceana Ltd. on February 28, 2005. Infinity added approximately $1,500,000 to our annual revenues from the date of acquisition while Helios added approximately $1,500,000.

Cost of Sales

Cost of sales increased to $4,560,594 for the year ended July 31, 2005 from $2,365,449 for the comparable period in 2004. The increase in cost of sales is due to the increase in sales revenue and the acquisition of the operating assets and liabilities of Infinity ($2,155,382) and Helios ($350,856). The cost of sales due to the two acquisitions was $2,158,000 in the current year.

Selling, General and Administrative Expenses

Expenses increased from $313,327 for the year ended July 31, 2004 to $2,643,013 for the year ended July 31, 2005. The increase can be mainly attributed to the acquisitions of Infinity (approximately $178,000) and Helios (approximately $240,000), shares issued for services (approximately $645,000), warrants issued for services (approximately $346,000), management fees (approximately $150,000), Equipment rental (approximately $90,000) and Compuquest (approximately $427,000)

Net and comprehensive loss

We had a decrease in our net loss of $501,458 from $1,534,486 for the year ended July 31, 2004 to a net loss of $1,033,028 for the year ended
July 31, 2005. We took our Accumulated other comprehensive loss of $32,264 in 2004 to a Accumulated other comprehensive income of $22,814 in 2005. The reason for this occurrence was due to foreign currency translation.

The weighted average shares outstanding for the year ended July 31,2005 was 1,752,327, an increase of 279,455 shares from the same period in 2004.

LIQUIDITY AND CAPITAL RESOURCES FOR THE YEAR ENDED JULY 31, 2005

Current assets totaled $7,214,576 as of July 31, 2005, an increase of $5,905,105 over the July 31, 2004 amount of $1,309,471. The increase is due primarily to accounts receivable and inventory related to the acquisitions during the year of Infinity and Helios and the sale of the Childcare Division. The balance of the increase is the result of cash provided by short and long-term debt ($1,520,320).

Current liabilities totaled $5,085,411 as of July 31, 2005 an increase of $4,290,340 as compared with $795,071 at July 31, 2004. The increase was attributable to the acquisition of the liabilities of Infinity and Helios (approximately $3,045,661) and new debt of approximately $961,869.



For the year ended July 31, 2005, the cash used in operations was $1,378,952 as compared to $366,765 for the year ended July 31, 2004. The increase in the cash requirement is due to the increase in accounts receivable related to the purchase of Infinity (approximately $502,681), the increase of accounts payable (approximately $121,769)and the increase in operating expenses of Compuquest (approximately $416,000).

For the year ended July 31, 2005, we invested in additions to property and equipment of $276,692 as compared to $193,794 for the year ended July 31, 2004. The acquisitions are related to modifying our premises to accommodate the acquisition of the Helios/Oceania and Infinity.

For the year ended July 31, 2005, we invested in the purchase of Helios/Oceania Ltd (approximately $350,856),the purchase of Infinity Technologies Inc (approximately $395,549) and a Loan to Vital Products, Inc. (approximately $60,254). These investments totaled $806,929 and the prior year amount was zero.

For the year ended July 31, 2005, we had cash provided by financing activities of $3,995,927 as compared to cash provided by financing activities
of $757,146 for the year ended July 31, 2004.   The primary source of the
financing has been a Secured Financing Facility with Laurus Master Fund totaling net cash of $3,132,020. The secondary source of financing has been common shares issued as part of an Investment Agreement for an equity
credit line with Dutchess Private Equities Fund.   This has amounted to
$897,328 and warrants were sold during the year which totaled $96,000.
A portion of the proceeds on the sale of capital stock has been used to reduce bank debt and repay loans to related parties and the loan payable which arose on the acquisition of the operating assets and liabilities of Helios and Infinity.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED APRIL 30, 2006 AND
APRIL 30, 2005

Revenues

Revenues from sales were $22,086,515 for the nine months ended April 30, 2006 and $2,802,541 for the nine months ended April 30, 2005. The primary reason for the increase is the acquisition of Infinity Technologies in July 2005, Island Corporation in January 2006 and Solutions In Computing in January 2006. Additionally, the ability to cross sell amongst the different divisions of our company have created new opportunities for our sales force.

Cost of Sales

Our cost of sales was $18,352,793 for the nine months ended April 30, 2006 compared to $2,231,101 for the nine months ended April 30, 2004. The increase in cost of sales is primarily due to the increase in revenues mainly attributed to the acquisition of Infinity Technologies in July 2005, Island Corporation in January 2006, and Solutions In Computing in January 2006.

Selling, General and Administrative Expenses

Selling, General and Administrative Expenses increased from $1,549,343 for the nine months ended April 30, 2005 to $5,129,152 for the nine months ended April 30, 2006. The increase in selling, general and administrative expenses can be mainly attributed to addition of new personnel and the acquisition of Infinity Technologies in July 2005, Island Corporation in January 2006, and Solutions In Computing in January 2006.

Net loss

We had an increase in our net loss from $955,901 for the nine months ended April 30, 2005 to $2,983,952 for the nine months ended April 30, 2006. Among the significant items impacting the current quarter were increased Selling, General and Administrative expenses due to the increased sales force. We have been investing in marketing research, infrastructure and our website to position ourselves for expansion and growth.

For the three month period ended April 30, 2006, a net loss of $79,291 was recorded as compared with a net loss of $379,027 for the three month period ended April 30, 2005. This increase is the result of strong sales growth and the realization of the benefit of integrating the new divisions within the Company.

LIQUIDITY AND CAPITAL RESOURCES FOR THE NINE MONTHS ENDED APRIL 30, 2006

Current Assets totaled $9,470,592 as of April 30, 2006 an increase of $2,256,016 over the amount of Current Assets of $7,214,576 for the period ended July 31, 2005. The increase is primarily due to the increase in Accounts Receivable associated with increased sales for the Quarter ended
April 30, 2006.

Current Liabilities totaled $6,391,429 as of April 30, 2006 an increase of $1,306,018 as compared with $5,085,411 for the period ended July 31, 2005.

For the nine months ended April 30, 2006 the cash required for operations was $2,842,247 as compared to $760,572 for the nine months ended April 30, 2005. The increase in the cash requirement is due to the increase in accounts receivable due to the growth in sales related to the operations.

For the nine months ended April 30, 2006, we invested in additions to property and equipment of $377,534 as compared to $136,686 for the nine months ended April 30, 2005. The acquisitions are related to equipment to improve the efficiency of the divisions and accommodate the growth in the sales force.

For the nine months ended April 30, 2006, we had cash provided by financing activities of $3,963,090 as compared to cash provided by financing activities of $1,262,819 for the nine months ended April 30, 2005. The primary source of financing has been common shares issued as part of an Investment Agreement for an equity line of credit and our $5.0 million revolving line of credit.

On February 27, 2004, we signed an Investment Agreement for the issuance of common shares pursuant to an equity line of credit agreement for a total amount of $5 million. The quantity of shares to be issued were limited by the volume of shares traded and the price determined at 94% of the average of the three lowest closing best bids during the pricing period.

                             DESCRIPTION OF PROPERTY

We are headquartered in Concord, Ontario, Canada where we lease a 12,500 square foot facility in support of our marketing, manufacturing and distribution requirements. We have a month to month lease and pay $6,932 per month in rent. We believe this facility is adequate for our needs for the next 2 years. We manufacture and ship our products directly from our head office.



               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Included in accounts payable is $255,000 due to The Cellular Connection
Ltd., a company owned and controlled by Mr. Turk. This amount arose when we assumed a debt from Vital Products Inc. We received a note from Vital
Products Inc. in consideration for assuming the debt at an annual interest rate of 20% per annum. The above related party transaction is not necessarily indicative of the amounts that would have been incurred had a comparable transaction been entered into with an independent party. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arm's length.

During 2005, we paid $90,000 to The Cellular Connection Ltd., a company owned and controlled by Mr. Turk for equipment rental. The above related party rent transaction is not necessarily indicative of the amounts that would have been incurred had a comparable transaction been entered into with an independent party. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arm's length.

             MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has traded over the counter and has been quoted on the OTC Bulletin Board since February 5, 2003. The stock currently trades under the symbol "ONGO.OB" Bid and ask quotations for our common shares are routinely submitted by registered broker dealers who are members of the National Association of Securities Dealers on the NASD Over-the-Counter Electronic Bulletin Board. These quotations reflect inner-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The high and low bid information for our shares for each quarter for the last two years, so far as information is reported, through the quarter ended July 31, 2006, as reported by the Bloomberg Financial Network, are as follows:

Year Ended                  High            Low
------------               ------          -----

2004
January 31                 $352.50           $114.00
April 30                   $232.50            $60.00
July 31                    $217.50           $127.50
October 31                 $172.50            $55.00

2005
January 31                 $154.50            $40.00
April 30                   $110.00            $52.50
July 31                     $60.00            $36.00
October 31                  $75.00            $41.00

2006
January 31                  $57.00            $17.50
April 30                    $24.50            $10.00
July 31                     $11.50             $5.00



Restated for a 30:1 reverse split on October 4, 2004.
Restated for a 50:1 reverse split on August 10, 2006.

Number of Stockholders

We has approximately 1,800 record holders of our common stock as of August 10, 2006.

Dividend Policy

We do not pay dividends on our common stock and we do not anticipate paying dividends on our common stock in the foreseeable future. We intend to retain our future earnings, if any, to finance the growth of our business.

EXECUTIVE COMPENSATION

Set forth in the following table is certain information relating to the compensation we paid during the past fiscal year to Stuart Turk, our Chief Executive Officer, and Randal A. Kaplin, Director. No other executive officer or employee earned over $100,000.

                             Summary Compensation Table

                                                            Annual Compensation
                                     Year       Salary    Bonus     All Other
                                                                   Compensation
-------------------------------------------------------------------------------
Stuart Turk,
President, Chairman,
CEO and Director
                                     2003(1)   $    -0-    $  -0-    $  46,150
                                     2004(2)   $ 60,000    $  -0-    $  84,037
                                     2005      $167,000    $  -0-    $     -0-


Randal A. Kalpin,
Director
                                     2003      $    -0-    $  -0-    $     -0-
                                     2004(3)   $    -0-    $  -0-    $ 128,750
                                     2005(4)   $    -0-    $  -0-    $ 150,000

-------------------------------------------------------------------------------

(1) We issued Mr. Turk 1,230,000 common shares for services as Chairman and Chief Executive Officer in 2003. The shares were valued at $39,625. Additionally, we issued Mr. Turk 75,000 shares as director's compensation in 2003. The shares were valued at $6,525. Mr. Turk agreed to forego management salaries payable in the amount of $12,842. This amount was treated as a capital contribution as of January 31, 2003.
(2) On October 31, 2003, we issued Mr. Turk an option to acquire 16,667 common shares at an exercise price of $1.50 per share with an expiry of July 15, 2008. The option was issued in consideration of services rendered to us. The value of the option has been estimated to be $65,287. Additionally, we issued Mr. Turk 150,000 shares as director's compensation in 2004. The shares were valued at $18,750.
(3) The remuneration for Randal A. Kalpin was paid to a company owned by Mr. Kalpin. Additionally, we issued Mr. Kalpin 150,000 shares as director's compensation in 2004. The shares were valued at $18,750.
(4) The remuneration for Randal A. Kalpin was paid to a company owned by Mr. Kalpin.

DIRECTOR COMPENSATION

We do not currently have any formal arrangements to compensate directors. We granted each of our directors 150,000 shares of restricted common stock on July 30, 2004 as compensation for services rendered. We compensated our directors in shares of our common stock to preserve capital to grow our company. We did not compensate our directors for their services for the fiscal year ended July 31, 2005.

EMPLOYMENT AGREEMENTS

We do not currently have any employment agreements with our executive officers.

ADDITIONAL INFORMATION

We file with the SEC periodic reports on Forms 10-KSB, 10-QSB, and 8-K.
We intend to send annual reports containing audited financial statements to our shareholders. Additionally, we filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of common stock in the offering, of which this prospectus is a part. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement.

Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

                           ON THE GO HEALTHCARE, INC.

                                July 31, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of
On the Go Healthcare, Inc.
Concord, Ontario
Canada

We have audited the accompanying consolidated balance sheets of On the Go Healthcare, Inc. as of July 31, 2005 and 2004 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended July 31, 2005 and 2004. These consolidated financial statements are the responsibility of the management of On the Go Healthcare, Inc. Our responsibility is to express an opinion on these consolidated
financial statements based on our audits.   The Company's financial statements
for the year ended July 31, 2003 were audited by other auditors whose report dated September 12, 2003 expressed an unqualified opinion on those financial statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of On the Go Healthcare, Inc. as of July 31, 2005 and 2004 and the results of its operations and its cash flows for the years ended July 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.



Toronto, Ontario                                    /s/Danziger & Hochman
                                                   ----------------------
October 14, 2005                                    Chartered Accountants

INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders of
On the Go Healthcare, Inc.
Concord, Ontario
Canada

We have audited the accompanying consolidated balance sheet of On the Go Healthcare, Inc. as of July 31, 2003 and July 31, 2002 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended July 31, 2003 and July 31, 2002. These consolidated financial statements are the responsibility of the management of On the Go Healthcare, Inc. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of On the Go Healthcare, Inc. as of July 31, 2003 and 2002 and the results of its operations and its cash flows for the years ended July 31, 2003 and July 31, 2002 in conformity with accounting principles generally accepted in the United
States of America.


/s/Rosenberg Smith & Partners
--------------------------------
Rosenberg Smith & Partners
Chartered Accountants
Concord, Ontario

September 12, 2003

ON THE GO HEALTHCARE, INC.                                         Statement I
Consolidated Balance Sheets
As at July 31, 2005 and 2004

                                                            2005          2004


ASSETS
    Current
        Cash                                         $ 1,704,663   $   184,343
        Accounts receivable                            3,764,747       511,086
        Inventory                                        508,025       239,659
        Income tax receivable                             29,703             -
        Prepaid expenses                                 141,916         7,192
        Due from Vital Products Inc. (note 5)          1,065,522             -
        Assets held for sale (note 16)                         -       367,191
                                                     -----------   -----------
                                                       7,214,576     1,309,471
                                                     -----------   -----------
    Other
        Deferred tax asset (note 6)                      427,945             -
        Investment in Vital Products Inc. (note 7)       250,000             -
        Property and equipment, net of accumulated
          depreciation (note 8)                          405,896        69,797
        Goodwill (note 9)                              2,326,807             -
                                                     -----------   -----------
                                                       3,410,648        69,797
                                                     -----------   -----------
                                                     $10,625,224   $ 1,379,268
                                                     ===========   ===========

LIABILITIES
    Current
        Note payable (note 10)                       $   409,836   $         -
        Accounts payable and accrued liabilities       4,088,075       711,552
        Loan payable (note 11)                                 -        83,519
        Current portion of long-term debt                587,500             -
                                                     -----------   -----------
                                                       5,085,411       795,071

    Long-term debt (note 12)                             374,369             -
                                                     -----------   -----------
                                                       5,459,780       795,071
                                                     -----------   -----------

STOCKHOLDERS' EQUITY
    Common stock (note 13)                                 3,272         2,761
    Preferred stock (note 13)                              2,791         2,791
    Additional paid-in capital                         8,408,896     2,850,210
    Accumulated other comprehensive
      income (loss)                                       22,814       (32,264)
    Accumulated deficit                               (3,272,329)   (2,239,301)
                                                     -----------   -----------
                                                       5,165,444       584,197
                                                     -----------   -----------
                                                     $10,625,224   $ 1,379,268
                                                     ===========   ===========

The accompanying notes are an integral part of these consolidated financial statements.
                                                                             F1

ON THE GO HEALTHCARE, INC.                                        Statement II
Consolidated Statements of Operations
For the Years Ended July 31, 2005, 2004 and 2003

                                               2005          2004         2003


Sales                                   $ 5,570,778   $ 2,735,345    $       -
                                        -----------   -----------    ---------

Cost of sales                             4,560,594     2,365,449            -
                                        -----------   -----------    ---------
Gross profit                              1,010,184       369,896            -
Selling, general and
  administrative expenses                 2,643,013       313,327            -
                                        -----------   -----------    ---------
Net operating income (loss)              (1,632,829)       56,569            -

Financing costs                             162,055             -            -
                                        -----------   -----------    ---------
Net income (loss) before income
  taxes and discontinued operations      (1,794,884)       56,569            -
Deferred income tax expense (benefit)      (459,783)            -            -
                                        -----------   -----------    ---------
Income (loss) from continuing operations (1,335,101)       56,569            -
                                        -----------   -----------    ---------
Discontinued operations, net of tax         302,073    (1,591,055)    (388,684)
                                        -----------   -----------    ---------
Net (loss) for the year                ($ 1,033,028)  ($1,534,486)  ($ 388,684)
                                        ===========   ===========    =========
Net (loss) per common share            ($      0.59)  ($     1.04)  ($    0.37)
                                        ===========   ===========    =========
Weighted average number of
  common shares outstanding               1,752,327     1,472,872    1,051,345
                                        ===========   ===========    =========

The accompanying notes are an integral part of these consolidated financial statements.
                                                                             F2

                         On the Go Healthcare, Inc.
        Consolidated Statements of Stockholders' Equity (Deficiency)
             For the years ended July 31, 2005, 2004 and 2003

                               Common Stock         Preferred stock         Treasury Stock
                             Number    Amount      Number     Amount      Number       Amount


 -----------------------------------------------------------------------------------------------

 Balance July 31, 2002   29,613,500     2,962            -           -            -            -

 Common stock issued as
   compensation for rent,
   salary, consulting
   and legal fees         8,040,000       804            -           -            -            -
 Net loss for the period          -         -            -           -            -            -
 Capital contribution             -         -            -           -            -            -
 Stock options issued             -         -            -           -            -            -
 Treasury stock acquired          -         -            -           -    1,000,000      (21,243)
 Foreign currency
   translation adjustment         -         -            -           -            -            -
                         ------------------------------------------------------------------------
 Balance July 31, 2003   37,653,500    $3,766            -           -    1,000,000     $(21,243)

 Treasury stock
   cancelled             (1,000,000)     (100)           -           -   (1,000,000)      21,243
 Shares issued for cash   8,548,928       854            -           -            -            -
 Financing costs for
   shares issued                  -         -            -           -            -            -
 Shares issued for loans  3,333,333       333                                                  -
 Capital contribution of
   interest free loans            -         -            -           -            -            -
 Issue costs for shares
   issued                         -         -            -           -            -            -
 Common stock issued as
   Compensation for
     consulting fees      6,790,000       679            -           -            -            -
 Stock options issued as
   compensation for salary
     and consulting fees          -         -            -           -            -            -
 Conversion of shares to
   preferred shares     (27,913,333)   (2,791)     279,134       2,791
 Net loss for the period          -         -                                     -            -
 Foreign currency
   translation adjustment         -         -            -           -            -            -
 Stock options exercised    200,000        20            -           -            -            -
                         ------------------------------------------------------------------------
 Balance July 31, 2004   27,612,428 $   2,761      279,134    $  2,791            -     $      -

 Shares issued for cash   2,522,218       252            -           -            -            -
 Reverse stock split    (29,130,158)
 Shares issued for cash     454,415        35            -           -            -            -
 Shares issued for
   services                 689,500        79            -           -            -            -
 Warrants converted to
   common stock              96,000        10            -           -            -            -
 Shares issued for
   purchase of Infinity
   Technologies Inc.      1,350,000       135            -           -            -            -
 Warrants issued
   for services                   -         -            -           -            -            -
 Financing costs
   for shares issued              -         -            -           -            -            -
 Beneficial conversion
   feature associated
   with convertible debt          -         -            -           -            -            -
 Foreign currency
   translation                    -         -            -           -            -            -
 Net loss for period              -         -            -           -            -            -
                         ------------------------------------------------------------------------
 Balance July 31, 2005    3,594,403     3,272      279,134       2,791            -            -
                         ------------------------------------------------------------------------

                                Additional                Accumulated
                                paid in      Deficit         other
                                capital                   Comprehensive
                                                          Income (Loss)        Total
 -----------------------------------------------------------------------------------
 Balance July 31, 2002          457,958     (316,131)      (18,489)        $ 126,300

 Common stock issued as
   compensation for rent,
   salary, consulting
   and legal fees               309,610            -             -           310,414
 Net loss for the period              -     (388,684)            -          (388,684)
 Capital contribution            12,842            -             -            12,842
 Stock options issued            13,665            -             -            13,665
 Treasury stock acquired              -            -             -           (21,243)
 Foreign currency
   translation adjustment             -            -        17,524            17,524
                         -----------------------------------------------------------
 Balance July 31, 2003       $  794,075   $ (704,815)      $  (965)           70,818

 Treasury stock
   cancelled                    (21,143)                                           -
 Shares issued for cash         944,861            -             -           945,715
 Financing costs for
   shares issued                157,907            -             -           157,907
 Shares issued for loans         99,667                                      100,000
 Capital contribution of
   interest free loans            1,594            -                           1,594
 Issue costs for shares
   issued                        (3,041)           -                          (3,041)
 Common stock issued as
   Compensation for
     consulting fees            689,122            -                         689,801
 Stock options issued as
   compensation for salary
     and consulting fees        177,188            -            -            177,188
 Conversion of shares to
   preferred shares
 Net loss for the period              -   (1,534,486)            -        (1,534,486)
 Foreign currency
   translation adjustment             -            -       (31,299)          (31,299)
 Stock options exercised          9,980                                       10,000

                         -----------------------------------------------------------
 Balance July 31, 2004       $2,850,210  $(2,239,301)     $(32,264)        $ 584,197

 Shares issued for cash         174,748            -             -           175,000
 Reverse stock split
 Shares issued for cash         722,293            -             -           722,328
 Shares issued for
   services                     645,531            -             -           645,610
 Warrants converted to
     common stock                95,990            -             -            96,000
 Shares issued for
   purchase of Infinity
   Technologies Inc.          1,349,865            -             -         1,350,000
 Warrants issued
   for services                 346,268            -             -           346,268
 Financing costs
   for shares issued             53,840            -             -            53,840
 Beneficial conversion
   feature associated
   with convertible debt      2,170,151            -             -         2,170,151
 Foreign currency
   translation                        -            -        55,078            55,078
 Net loss for period                  -   (1,033,028)            -      (  1,033,028)
                         -----------------------------------------------------------
 Balance July 31, 2005        8,408,896   (3,272,329)       22,814         5,165,444
                         -----------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.
                                                                             F3

ON THE GO HEALTHCARE, INC.                                        Statement IV
Consolidated Statements of Cash Flows
For the Years Ended July 31, 2005, 2004 and 2003


                                               2005          2004         2003
                                        ------------  ------------  -----------

Operating activities
    Net loss for the year               ($1,033,028)  ($1,534,486)  ($ 388,684)
                                        ------------  ------------  -----------
    Adjustments to reconcile net loss
      to net cash used by operating
      activities:
        Depreciation                        116,759        53,268       19,876
        Shares and stock options
          issued in consideration
          of services rendered              645,610       867,149      302,607
        Gain on sale of Childcare
          Division                         (615,341)            -            -
        Warrants issued for services        346,268             -            -
        Financing costs                      53,840       157,907            -
        Capital contribution of
          interest free loan                      -         1,594            -
        (Increase) decrease in:
           Accounts receivable             (502,681)     (233,585)     (12,452)
           Inventory                         35,305         1,831      (22,842)
           Prepaid expenses                (119,508)      113,910     (112,463)
           Deferred income taxes           (427,945)            -      101,783
        Increase in:
           Accounts payable and
             accrued liabilities            121,769       205,647       17,013
                                        ------------  ------------  -----------
Total adjustments                          (345,924)    1,167,721      293,522
                                        ------------  ------------  -----------
Net cash used by operating activities    (1,378,952)     (366,765)     (95,162)
                                        ------------  ------------  -----------
Investing activities
    Purchase of Helios/Oceana Ltd.         (350,856)            -            -
    Purchase of Infinity Technology Inc.   (395,549)            -            -
    Loan to Vital Products Inc.             (60,524)            -            -
    Acquisition of property and equipment  (276,692)     (193,794)           -
                                        ------------  ------------  -----------
                                         (1,083,621)     (193,794)           -
                                        ------------  ------------  -----------
Financing activities
    Issue of convertible debt facility    3,132,020             -            -
    Warrants issued for cash                 96,000             -            -
    Decrease in bank indebtedness                 -       (92,486)      (2,100)
    Proceeds on sale of capital stock
      net of expenses                       897,328       952,674            -
    Payments on loan payable                (45,902)      (70,469)           -
    Payments on notes payable to
      related parties                       (83,519)      (35,393)      (4,763)
    Proceeds from loan payable to
      related parties                             -         2,820      102,682
                                        ------------  ------------  -----------
    Net cash provided by
      financing activities                3,995,927       757,146       95,819
                                        ------------  ------------  -----------
Effect of exchange rate changes on cash     (13,034)      (13,006)         105
                                        ------------  ------------  -----------
Net increase in cash                      1,520,320       183,581          762
Cash at beginning of year                   184,343           762            -
                                        ------------  ------------  -----------
Cash at end of year                      $1,704,663    $  184,343    $     762
                                        ============  ============  ===========
Non-cash items
    Note payable                        $   409,833
    Share issuance for Infinity
      Technologies Inc.                   1,350,000
    Investment in Vital Products Inc.       250,000
    Loan to Vital Products Inc.             905,000


The accompanying notes are an integral part of these consolidated financial statements.
                                                                             F4

ON THE GO HEALTHCARE, INC.
Notes to Consolidated Financial Statements
As of July 31, 2005 and 2004

1.      NATURE OF OPERATIONS AND BASIS FOR PRESENTATION

        On the Go Healthcare, Inc. is a Delaware corporation incorporated on July 21, 2000. These consolidated financial statements present the accounts of On the Go Healthcare, Inc. and its wholly owned subsidiaries, The International Mount Company, Ltd., 1637033 Ontario Limited, Helios/Oceana Ltd. and Infinity Technologies Inc. The consolidated entities will hereinafter be referred to as the Company. All significant inter-company accounts and transactions have been eliminated.

        The Company operates as a value added distributor of computer hardware and software. The corporate headquarters is located in Ontario, Canada.


2.      ACQUISITIONS

        On July 1, 2005, the Company purchased all of the issued and outstanding stock of Infinity Technologies Inc., an Ontario-based company that is a value added computer distributor. The results of operations for Infinity Technologies Inc. have been included in the financial statements of the Company from the date of acquisition. The acquisition has been accounted for using the purchase method as follows:


                Accounts receivable       $2,750,980
                Inventory                    303,671
                Other current assets          44,919
                Property and equipment       125,522
                Intangible assets          1,975,951
                Accounts payable          (2,999,759)
                Loan payable                 (45,902)
                                         ------------
                Net                      $ 2,155,382
                                         ============

        The Company paid for this acquisition by payment of cash of $395,549 ($819,672 cash paid less $424,123 cash acquired), issue of common shares of the Company to the vendor totaling $1,350,000 and assumption of a promissory note of $409,833.

        On February 28, 2005, the Company acquired 1637033 Ontario Limited and its wholly-owned subsidiary, Helios/Oceana Ltd., an Ontario-based company, that provides IT professional services. The results of operations have been included in the financial statements of the Company from the date of acquisition. The acquisition has been accounted for using the purchase method as follows:

                Intangibles              $ 350,856
                                         =========

        The Company paid for this acquisition by acting on security on a note receivable for $202,721 and assumption of net liabilities of $148,135.
                                                                             F5

3.      SIGNIFICANT ACCOUNTING POLICIES

        Accounting Principles

        The Company's accounting and reporting policies conform to generally accepted accounting principles and industry practice in the United States. The financial statements are prepared in United States dollars.

        Use of Estimates

        The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

        Foreign Currency Translation

        The Company considers the functional currency to be the local currency and, accordingly, their financial information is translated into U.S. dollars using exchange rates in effect at year-end for assets and liabilities and average exchange rates during each reporting period for the results of operations. Adjustments resulting from translation of foreign subsidiaries' financial statements are included as a component of other comprehensive income (loss) within stockholders' equity.

        Fair Value of Financial Instruments

        The Company's estimate of the fair value of cash, accounts receivable, notes receivable, notes payable, loans payable, accounts payable and accrued liabilities and long-term debt approximates the carrying value.

        The fair value of investments in private companies is not readily determinable because these investments are not publicly traded. The Company believes that the carrying value approximates the fair value.

        Property and Equipment

        Property and equipment are recorded at cost less accumulated depreciation. Depreciation is provided annually on a declining basis and straight line basis over the estimated useful life of the asset, except for current year additions on which one-half of the rates are applicable:

                Manufacturing equipment          30% declining balance
                Leaseholds                        5  years straight line
                Office furniture                 20% declining balance
                Computer hardware                30% declining balance
                Computer software               100% declining balance

                                                                             F6

        Business Combinations and Goodwill

        The Company accounts for business combinations and goodwill in accordance with FASB 141 and 142 respectively. As such, the purchase method of accounting is applied to all acquisitions and goodwill is not amortized unless its value is impaired.

        Segment Reporting

        The Company monitors its operations on a divisional basis and has only one reportable operating segment, being a value added distributor of computer hardware and software.

        Reclassifications

        Certain prior year amounts were reclassified to conform to current year presentation.

        Revenue Recognition

        The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") as modified by Securities and Exchange Commission Staff Accounting Bulletin No.104. Under SAB 101, revenue is recognized at the point of passage to the customer of title and risk of loss, there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured. The Company generally recognizes revenue at the time of delivery of goods. Sales are reflected net of discounts and returns.

        Income Taxes

        The Company accounts for its income taxes under the liability method specified by Statement of Financial Accounting Standards (SFAS) No.109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

        Stock Option Plans

        The Company applies the fair value based method of accounting prescribed by Statement of Financial Accounting Standards (SFAS)
        No. 123, Accounting for Stock-Based Compensation in accounting for its stock options granted to both employees and non-employees. As such, compensation expense is recorded on the date of grant based on the fair market value of the stock and expensed in the period which the option was granted.

                                                                             F7

        Comprehensive Income

        The Company has adopted Statement of Financial Accounting Standards
        (SFAS) No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners or distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under the current accounting standards as a component of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is displayed in the statement of shareholder's equity and in the balance sheet as a component of shareholder's equity.

4.      LIQUIDITY

        During the years ended July 31, 2005 and 2004, the Company incurred losses of $1,033,028 and $1,534,486, respectively and cash used in operations was $1,378,952 and $366,765, respectively. The Company financed their operations using cash generated from operations, sales of their common stock, the exercise of share purchase warrants, vendor credit and debt financing.

        Cash required for operations has increased significantly. Further, the acquisition of Infinity Technologies Inc. and Helios/Oceana Ltd. resulted in the use of cash and the assumption of additional liabilities.

        Management believes that the net proceeds from the debt facility with Laurus together with cash generated from operations will be sufficient to meet their cash requirements for the year ending July 31, 2006.


5.      DUE FROM VITAL PRODUCTS INC.

                                                       2005           2004
                                                  ----------    ----------
        Note receivable plus accrued interest,
          interest payable at 20% per annum,
          unsecured, due July 5, 2006              $ 760,684    $        -

        Note receivable plus accrued interest,
          interest payable at 20% per annum,
          unsecured, due June 15, 2006               261,427             -

        Advances, non-interest bearing,
          unsecured with no specific terms
          of repayment                                43,411             -
                                                  ----------    ----------
                                                  $1,065,522    $        -
                                                  ==========    ==========
                                                                             F8

6.      INCOME TAXES

        The company accounts for income taxes using the liability method in accordance with Statement of Financial Accounting (SFAS) No. 109, Accounting for Income Taxes. Under the liability method, a deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates assumed to be in effect when these differences are expected to reverse.

        The approximate income tax effect of the temporary differences comprising the net deferred tax asset is approximately as follows:

                                                       2005           2004
                                                -----------    -----------
        Non-capital losses carried forward      $ 4,349,469    $ 2,445,188

        Enacted tax rate - 36%
        Deferred tax asset                        1,565,809        880,242
        Less:  Valuation allowance               (1,137,864)      (880,242)
                                                -----------    -----------
        Net deferred tax                        $   427,945    $         -
                                                ===========    ===========

        In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of future tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

        The amount of the above-mentioned tax losses available for carry forward are as follows: 2008 - $575,350; 2009 - $279,713;
        2010 - $388,684; 2011 - $1,665,020; 2012 - $1,450,702.

                                        2005            2004
                                       -----           -----
        Federal statutory rate         22.0            22.0
        Provincial statutory rate      14.0            14.0
                                       -----           -----
        Effective tax rate             36.0%           36.0%
                                       =====           =====

7.      INVESTMENT IN VITAL PRODUCTS INC.

        Investment in 1,000,000 common shares of Vital Products Inc. representing 9.3% of the outstanding shares, at cost.

                                                                             F9

8.      PROPERTY AND EQUIPMENT

        Property and equipment consist of the following:

                                              2005            2004
                                         ---------        --------
        Machinery and equipment          $ 129,439        $      -
        Office equipment                    18,507          26,451
        Computer software                   52,645           1,805
        Computer hardware                  205,144          59,943
        Leasehold improvements             168,020               -
                                         ---------        --------
                                           573,755          88,199
        Less:  Accumulated depreciation   (167,859)        (18,402)
                                         ---------        --------
        Property and equipment, net      $ 405,896        $ 69,797
                                         =========        ========


        Depreciation expense for property and equipment for the years ended July 31, 2005 and July 31, 2004 was $116,759 and $53,268 respectively.


9.      GOODWILL

        In accordance with Statement of Financial Accounting Standards
        (SFAS) No. 142, "Goodwill and Other Intangible Assets", which was adopted in its entirety on June 1, 2004, the Company evaluates the carrying value of other intangible assets annually as of July 31 and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. When evaluating whether or not the asset is impaired, the Company compares the fair value of the reporting unit to which the asset is assigned to its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of the reporting unit to its carrying amount. The evaluation of Company's goodwill completed as of July 31, 2005 in accordance with SFAS No. 142 resulted in no impairment losses.

        The changes in the carrying amount of goodwill for the two years ended July 31, 2005 and 2004 are as follows:


        Balance, August 1, 2003                                      $        -
        Goodwill acquired during the year - Vital Baby
                                              Innovations Inc.          187,844
                                                                     ----------
        Balance, July 31, 2004                                          187,844

        Goodwill disposed of during the year - Vital Baby
                                                 Innovations Inc.      (187,844)
        Goodwill acquired during the year - Infinity
                                              Technologies Inc.       1,975,951

        Goodwill acquired during the year - Helios/Oceana Ltd.          350,856
                                                                     ----------
        Balance, July 31, 2005                                       $2,326,807
                                                                     ==========

                                                                            F10

10.     NOTE PAYABLE

        The note payable arose from the acquisition of the outstanding shares of Infinity Technologies Inc. and is non-interest bearing and will be paid in 3 equal monthly payments of $136,612 starting in January 2006 and ending March 2006.


11.     LOAN PAYABLE

        The loan payable arose from the acquisition of the operating assets net of assumed liabilities of Vital Baby Innovations, Inc. Of the total amount payable of $149,565, $72,465 was payable upon signing and the balance payable at the rate of $36,232 per month.


12.     LONG-TERM DEBT

        The Company accounts for convertible debt securities by the method specified by Statement of Financial Accounting Standards (SFAS) No.133, "Accounting for Derivative Instruments and Hedging Activities" and its related interpretations. SFAS No. 133 requires that a conversion option should be accounted for separately as a derivative if the conversion option meets certain criteria.

        On July 14, 2005, the Company executed a convertible debt facility with Laurus Master Fund, Ltd. ("Laurus") granting access to borrow up to $5,500,000. This financing consists of a $500,000 secured term loan (the "Term Note") and a $5,000,000 secured revolving note
        (the "Revolving Note"). The Revolving Note is effectuated through a $2,500,000 convertible minimum borrowing note and provides for advances of up to 90% of eligible accounts receivable. To the extent the Company repays the amount outstanding under the Revolving Note and/or Laurus converts amounts due under the Revolving Note into Common Stock, the Company may reborrow or make additional borrowings, provided that the aggregate amount outstanding does not exceed the eligible accounts receivable. The Company has borrowed a total of $3,400,000 consisting of $500,000 under the Term Note and $2,900,000 under the Revolving Note. At July 31, 2005, $2,100,000 remains available for borrowing under the Revolving Note. Borrowings under the Laurus debt facility are secured by the assets of the Company.

        Both the $500,000 Term Note and the $2,900,000 Revolving Note (together the "Notes") provide for conversion, at the option of Laurus, of the amounts outstanding into the Company's common stock at a fixed conversion price of $1.02 per share (the "Fixed Conversion Price").
        In the event that the Company issues common stock or derivatives convertible into our common stock for a price less than $1.02 per share, then the price at which Laurus may convert its shares is reset to that lower price. The conversion prices under the Notes are subject to equitable adjustment for stock splits, stock dividends and similar events. Laurus is obligated to convert scheduled principal and interest payments under the Term Note when (i) a registration statement has become effective with respect to the shares of common stock underlying the indebtedness, (ii) the five (5) day average market price of the Company's common stock is 115% of the Fixed Conversion Price, and (iii) certain trading volume criteria have been met.

                                                                            F11

        Using the Black-Scholes option pricing model, the Company determined the fair value of the conversion feature related to the Notes to be $2,365,000 if the full $5,500,000 available under the note is advanced. The assumptions used in the fair value calculation for the warrants were as follows: stock price of $1.03, exercise price of $1.02, weighted average term of three (3) years, volatility (annual) of 59%, dividends rate of 0% and a risk free interest rate of 3.0%. Accordingly, the fair value per share of the warrants was calculated to be $0.43 per share. As a result of the beneficial conversion feature, a discount on debt issued of $2,900,000 was recorded and is being amortized to interest expense over the three year life of the debt agreement.

        As part of the transaction, the Company also issued Laurus a seven-year warrant to purchase 1,420,000 shares of their common stock at a price of $1.11 per share. The fair market value of the warrants issued was determined to be $869,000 using the Black-Scholes option pricing model. The assumptions used in the fair value calculation of the warrants were as follows: stock price of $1.03, exercise price of $1.11, weighted average term of seven (7) years, volatility of 59%, dividend rate of 0% and a risk free interest rate of 3.0%. Accordingly, the fair value per share of the warrants was calculated to be $0.61 per share. The Company will amortize this relative fair value of the stock and warrants to interest expense over the three (3) year life of the debt agreement, using the interest method. The loan costs, conversion feature and warrants issued in connection with the Notes, result in an effective interest rate on the debt of approximately 90%.

        The Notes bear annual interest at the prime rate (as reported in the Wall Street Journal) plus 2% subject to a floor of eight percent, and mature in three years. The interest rate on the Notes will be decreased by 2.0% for every 25% increase in the market value of the Company's common stock above the Fixed Conversion Price up to a minimum of 0.0%. Monthly interest payments on the Notes begin
        August 1, 2005. Monthly amortizing payments of principal on the Term Note, equal to $15,625, are payable on the first day of each month commencing December 1, 2005. The final principal amortization payment on the Term Note is due December 1, 2005. Under the Term Note, if monthly payments of interest and principal are made in cash rather than converted to shares of common stock, the Company will pay Laurus 103% of the then monthly amount due. Prepayments under the Term Note are subject to a premium in the amount of 30% of the principal being repaid. The Revolving Note terminates, and borrowings thereunder become due July 14, 2008.

        The Notes also require the Company to have an effective registration statement covering the common stock underlying the conversion feature of the Notes and the Warrants issued in connection with the Notes.

                                                                            F12

        Following is an analysis of draws under the Notes during the year ended July 31, 2005:

        Amount

        Draws under the Term Note                            $    500,000
        Draws under the Revolving Note                          2,900,000
                                                             ------------
        Total contractual amounts due under the Notes           3,400,000

        Origination fee                                          (214,500)
        Other direct costs of the financing                       (53,480)
                                                             ------------
        Net proceeds to the Company                             3,132,020

        Stock warrants issued in connection with the financing   (868,806)
        Value of beneficial conversion feature                 (1,301,345)

        Long-term debt at date of origination                $    961,869
                                                             ============


13.     CAPITAL STOCK

        Authorized:
            100,000,000 common shares with a $0.0001 par value.
              1,000,000 preferred shares with a $0.01 par value.
                400,000 Series A preferred stock with a $0.01 par value.

                                                                   2005    2004
                                                                 ------  ------
        Issued:

          3,594,403 common shares (2004 - 920,448)               $3,272  $2,761
                                                                 ======  ======
            279,134 Series A preferred shares (2004 - 279,134)   $2,791  $2,791
                                                                 ======  ======

        The preferred shares are convertible to common shares at the option of the holder at a ratio of one (1) preferred share for one-hundred
        (100) common shares.

        On October 1, 2004, the Company had a 30:1 reverse stock split.


14.     STOCK OPTIONS

        The Company has adopted a stock option plan accounted for under Statement of Financial Accounting Standards (SFAS) No. 123 and related interpretations.

        On October 31, 2003, the Company granted 16,666 options to a director in consideration for services rendered at $1.50 expiring October 31, 2008 and expensed the difference between the fair market value of the shares on October 31, 2003 and the option price.

        Included in selling, general and administrative expenses, is $Nil (2004 - $177,188) of consulting fees relating to these options.

                                                                            F13

        The following table summarizes information about options at July 31, 2005:

                             Number           Remaining
        Exercise Price    Outstanding     Contractual Life

             $1.50           16,667           3 years

        During the period, 1,350,000 (2004 - 650,000) options expired and no (2004 - 200,000) options were exercised.

15.     WARRANTS

        During the year, 2,380,000 warrants were issued by the Company. The total warrants outstanding at July 31, 2005 were 2,284,000. The details are as follows:

                Outstanding     Share Price     Expiry Date

               1,420,000           $1.11          July 2012
                 864,000           $1.00       October 2006
               ---------
               2,284,000
               =========

        During the year, 96,000 warrants were exercised at $1.00 per share.

16.     DISCONTINUED OPERATIONS

        In July 2005, the Company sold and disposed of its Childcare Division to Vital Products Inc., in order to focus more fully on its Computer Division. The Company received from the sale of the Childcare Division $250,000 in common stock of Vital Products Inc. and a $750,000 note from Vital Products Inc. All equipment, intellectual property and customer lists associated and used in the Childcare Division were purchased by Vital Products Inc. All assets and liabilities of the Childcare Division were not assumed by the buyer. The Company recognized a gain on sale of the business of $615,623 ($504,811 net of tax) in the fourth quarter of fiscal year 2005.

        The following amounts related to the Company's discontinued operation have been segregated from continuing operations and reflected as discontinued operations.

                                               2005           2004        2003
                                         ----------     ----------   ---------

        Sales                            $  816,590     $  277,557    $ 91,584

        Loss before income taxes          ($271,441)   ($1,591,055)  ($286,901)
        Income tax expense (benefit)        (68,703)             -     101,783
                                         ----------     ----------   ---------
        Loss from discontinued
          operation, net of tax            (202,738)    (1,591,055)   (388,684)
                                         ----------     ----------   ---------
        Pre-tax gain on sale of
          discontinued business             615,623              -           -
        Income tax expense                  110,812              -           -
                                         ----------     ----------   ---------
        Gain on sale of business,
          net of tax                        504,811              -           -
                                         ----------     ----------   ---------
        Discontinued operations,
          net of tax                     $  302,073    ($1,591,055)  ($388,684)
                                         ==========     ==========   =========

                                                                            F14

17.     RELATED PARTY TRANSACTIONS

        During the year, the Company paid rent of $60,000 (2004 - $60,000; 2003 - $60,000) to a company related to a director.

        Included in accounts payable is $255,000 due to a company controlled by a director. This amount arose from assuming a debt from a customer of the related company. The Company received a note receivable from the customer in consideration for assuming the debt.

        During the year, $90,000 (2004 - $0; 2003 - $0) was paid to a company controlled by a director for equipment rental.

        The above related party rent transaction is not necessarily indicative of the amounts that would have been incurred had a comparable transaction been entered into with an independent party. The terms of this transaction were more favorable than would have been attained if the transactions were negotiated at arm's length.

18.     NET INCOME (LOSS) PER COMMON SHARE

        The Company computes net income (loss) per common share in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share", ("SFAS 128"), SEC Staff Accounting Bulletin
        No. 98 ("SAB 98") and Emerging Issues Task Force No. 04-8 "The Effect of Contingently Convertible Instruments on Diluted EPS". Under the provisions of SFAS 128 and SAB 98, basic net income (loss) per common share ("Basic EPS") is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding. Diluted net income (loss) per common share ("Diluted EPS") is computed by dividing net income (loss) adjusted for interest expense and amortization of debt issuance costs associated with the Convertible Debentures, by the weighted average number of common shares and dilutive potential common share equivalents then outstanding. Potential common shares consist of shares issuable upon the exercise of stock options and convertible securities such as Convertible Debentures. The calculation of diluted net loss per share does not include potential shares of common stock equivalents for the years ended July 31, 2005 and 2004 respectively, as their impact on net loss per share would be anti-dilutive.

19.     COMMITMENTS

        Commitments

        The Company has entered into operating leases for certain vehicles. Minimum lease payments under the terms of the lease are as follows:

                2006       $35,892
                2007        33,673
                2008        16,045
                           -------
                           $85,610
                           =======
                                                                            F15

                         On the Go Healthcare, Inc.

                      Consolidated Financial Statements

             Three Months Ended April 30, 2006 and 2005 (Unaudited)

Contents


Consolidated Financial Statements:

        Consolidated Balance Sheet as of April 30, 2006 (Unaudited).........F16

        Consolidated Statements of Operations and Comprehensive (loss)
          Income for the Three and Nine Months Ended April 30, 2006
          and 2005 (Unaudited)..............................................F17

        Consolidated Statements of Cash Flows for the Nine Months Ended
          April 30, 2006 and 2005 (Unaudited)...............................F18




        Notes to Consolidated Financial Statements....................F19 - F26

                         On the Go Healthcare, Inc.

                         Consolidated Balance Sheet

              April 30, 2006 (Unaudited) and July 31, 2005


                                                       ----------   ---------
                                                        April 30,    July 31,
                                                           2006         2005
                                                        ----------   ---------

ASSETS
    Current
        Cash                                         $ 1,391,350   $ 1,704,663
        Accounts receivable                            6,109,741     3,764,747
        Inventory                                        443,362       508,025
        Income tax receivable                                  0        29,703
        Prepaid expenses                                 296,946       141,916
        Due from Vital Products Inc.                   1,229,193     1,065,522
                                                     -----------   -----------
                                                       9,470,592     7,214,576
                                                     -----------   -----------
    Other
        Deferred tax asset                               466,988       427,945
        Investment in Vital Products Inc.                250,000       250,000
        Property and equipment, net of accumulated
          depreciation                                   673,234       405,896
        Goodwill                                       4,899,890     2,326,807
                                                     -----------   -----------
                                                       6,290,112     3,410,648
                                                     -----------   -----------
                                                     $15,760,704   $10,625,224
                                                     ===========   ===========

LIABILITIES
    Current
        Note payable                                 $   325,859   $   409,836
        Accounts payable and accrued liabilities       5,016,039     4,088,075
        Current portion of long-term debt              1,049,531       587,500
                                                     -----------   -----------
                                                       6,391,429     5,085,411

    Long-term debt, net of unamortized debt
        discounts of $2,081,467                        3,083,225       374,369
                                                     -----------   -----------
                                                       9,474,654     5,459,780
                                                     -----------   -----------

STOCKHOLDERS' EQUITY
    Common stock $0.0001 par value; 100,000,000
      shares authorized; issued 13,856,512;
      (July 31, 2005 - 3,594,403)
      preferred stock; $0.01 par value; 1,000,000
      shares authorized; issued 279,134 (July 31,
      2005 - 279,134)
        Issued and outstanding - common                    4,298         3,272
        Issued and outstanding - preferred                 2,791         2,791
        Additional paid-in capital                    12,736,426     8,408,896
          Prepaid consulting fees paid with warrants    (684,402)            -
        Accumulated other comprehensive income (loss)    483,218        22,814
        Accumulated deficit                           (6,256,281)   (3,272,329)
                                                     -----------   -----------
                                                       6,286,050     5,165,444
                                                     -----------   -----------
                                                     $15,760,704   $10,625,224
                                                     ===========   ===========




The accompanying notes are an integral part of the consolidated financial
statements.                                                                 F16

                        On the Go Healthcare, Inc.

                Consolidated Statements of Operations and

                 Comprehensive (Loss) Income (Unaudited)


                              Three Months Ended         Nine Months Ended
                                   April 30,                  April 30,
                              ------------------        ----------------------
                                 2006       2005            2006        2005
                              ------------------        ----------------------


Sales                       8,879,319    1,310,375     22,086,515   2,802,541
                           -----------  ----------     ----------   ---------

Cost of sales               6,763,737    1,000,099     18,352,793   2,231,101
                           -----------  ----------     ----------   ---------

Gross profit                2,115,582      310,276      3,733,722     571,440

Selling, general and
  administrative expenses   1,794,269      723,541      5,129,152   1,549,343
                           -----------  ----------     ----------   ---------

Operating income (loss)       321,313     (413,265)    (1,395,430)   (977,903)

  Debt discounts cost         339,897            0        465,092           0
  Financing costs              15,056       10,395        378,985      17,653
  Income taxes                      0            0              0           0
  Loss on Extinguishment
    of Debt                     4,738            0        633,479           0
  Amortization                 40,913            0        110,966           0
  Discontinued operations           0      (44,633)             0     (39,655)
                           -----------  ----------     ----------   ---------
Net (loss)                  $ (79,291)   $(379,027)   $(2,983,952)  $(955,901)
                           ===========  ==========     ==========   =========

Net (loss) per
    common share           $    (0.01)   $    (.20)     $   (0.47)  $    (.68)
                           ===========  ==========     ==========   ==========

Weighted average number of
common shares outstanding  10,826,674    1,873,565      6,423,908   1,412,724
                           ===========  ==========     ==========  ===========



The accompanying notes are an integral part of the consolidated
  financial statements.                                                     F17

                         On the Go Healthcare, Inc.
              Consolidated Statements of Cash Flows (Unaudited)

                                                              Nine Months Ended
                                                                   April 30,
                                                         ----------------------
                                                                2006      2005
                                                         ----------------------
Operating activities
        Net loss                                         $(2,983,952)$(955,901)
                                                         ----------------------
        Adjustments to reconcile net loss to net cash used
          by operating activities:
            Depreciation                                     110,196   111,538
            Interest Earned - Due from Vital Products Inc   (163,671)        0
            Loss on Extinguishment of Debt                   633,479         0
            Shares issued in consideration of services
              rendered                                       589,199   473,100
            Stock options issued in consideration of
              services rendered                              382,141         0
            Financing costs                                  631,484    17,653
            (Increase) decrease in:
               Income Tax receivable                          29,703         0
               Accounts receivable                        (2,344,994) (243,083)
               Inventory                                      64,663     7,945
               Prepaid expenses                             (718,459) (182,379)
            Increase (decrease) in:
               Accounts payable and accrued liabilities      927,964    10,555
                                                         ----------------------
        Total adjustments                                    141,705   195,329
                                                         ----------------------
        Net cash used by operating activities             (2,842,247) (760,572)
                                                         ----------------------
Investing activities
        Acquisition of property and equipment               (377,534) (136,686)
        Acquisition of intangible assets                           0  (348,088)
        Deferred tax asset                                   (39,043)        0
        Goodwill                                          (1,477,983)        0
                                                         ----------------------
        Net cash used by investing activities             (1,894,560) (484,774)
                                                         ----------------------
Financing activities
        Proceeds on sale of capital stock net of expenses    994,233   896,338
        Payment on Long Term Debt                           (572,166)        0
        Payment on loan payable                              (83,977)        0
        Payment on note payable to related parties                 0   (83,519)
        Proceeds from note payable                                 0   450,000
        Proceeds from Long Term Debt                       3,625,000         0
                                                         ----------------------
        Net cash provided by financing activities          3,963,090 1,262,819
                                                         ----------------------
Effect of exchange rate changes                              460,404   (32,206)
                                                         ----------------------
Net increase in cash                                        (313,313)  (14,733)

Cash at beginning of period                                1,704,663   184,343
                                                         ----------------------

Cash at end of period                                     $1,391,350  $169,610
                                                         ======================
Non-cash items
  Issue of capital stock                                  $2,904,204  $      0
  Note payable                                               544,061   100,000
  Issue of long-term debt                                    382,855         0
  Prepaid expenses                                           326,033    90,000

The accompanying notes are an integral part of the consolidated
  financial statements.                                                     F18

                         On the Go Healthcare, Inc.

                 Notes to Consolidated Financial Statements

           Three Months Ended April 30, 2006 and 2005 (Unaudited)

1. Financial Statements

   The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and
   Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company as of April 30, 2006 results of operations for the three and nine months ended April 30, 2006 and 2005, and cash flows for the nine months ended April 30, 2006 and 2005. Results for the three month period are not necessarily indicative of fiscal year results.

   The accompanying unaudited consolidated financial statements and notes should be read in conjunction with the audited consolidated financial statements and notes of the Company for the fiscal year ended
   July 31, 2005.

   The preparation of financial statements in conformity with generally accepted accounting principles require that management make estimates that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

2. Background Information

   On the Go Healthcare, Inc. ("On the Go" or the "Company") is a Delaware corporation incorporated on July 21, 2000.

   The consolidated financial statements present the accounts of On the Go Healthcare, Inc. and its wholly owned subsidiaries, The International Mount Company, 1637033 Ontario Limited, Helios/Oceana Ltd., Infinity Technologies Inc., 2film Corporation and Island Corporation.
   The consolidated entities will hereinafter be referred to as the "Company". All significant inter-company accounts and transactions have been eliminated.

   The Company operates as a computer hardware distributor and it's corporate headquarters are located in Concord, Ontario, Canada.

   On May 18, 2004, the Company signed an agreement to acquire substantially all of the assets and assume the liabilities of Vital Baby Innovations Inc. The acquisition closed in June 2004.

   On February 28, 2005, the Company acquired 1637033 Ontario Limited and its wholly-owned subsidiary, Helios/Oceana Ltd., an Ontario-based company, that provides IT professional services. The Company paid for this acquisition by acting on a security agreement on a note receivable. On July 19, 2005, the Company acquired Infinity Technologies Inc., a computer hardware provider.

                                                                            F19

   In June 2005, the Company sold all of the significant assets in its childcare division to Vital Products, Inc.

   In October 2005, the Company entered into a Letter of Intent to purchase Island Corporation, a company involved in computer hardware distribution focusing in the medical field.

   In January 2006, the Company completed its purchase of Island Corporation, a company involved in computer hardware distribution focusing in the medical field.

   In January 2006, the Company completed its purchase of Solutions in Computing, a supplier of computer hardware and software focusing in the entertainment field.

3. Management's Plans

   The Company's cash flow requirements are supported by a financing agreement for an equity line of credit, a $5.0 million revolving line of credit with Laurus and two notes with Dutchess.

   Management believes that despite the recent losses and limited working capital, it has developed a business plan that if successfully implemented, can substantially improve its operational results and financial condition.

4. Liquidity

   During the nine month ended April 30, 2006 and 2005, the Company incurred losses of $2,983,952 and $955,901, respectively and cash used in operations was $2,842,247 and $760,572, respectively. The Company financed its operations using cash generated from operations, sales of their common stock, the exercise of share purchase warrants, vendor credit and debt financing.

   Cash required for operations has increased significantly during the nine months ended April 30, 2006. Further, the acquisition of Infinity Technologies Inc. and Helios/Oceana Ltd. resulted in the use of cash and the assumption of additional liabilities.

   Management believes that the net proceeds from the debt facility with Laurus together with cash generated from operations will be sufficient to meet their cash requirements for the fiscal year ending July 31, 2007.

5. Acquisitions

   On January 9, 2006, the Company purchased all of the issued and outstanding stock of Island Corporation, Inc., an Ontario-based company that is a value added computer distributor. The results of operations for Island Corporation, Inc. have been included in the financial statements of the Company from November 1, 2005 which is the effective date of the purchase. The acquisition has been accounted for using the purchase method as follows:

        Current assets        $  638,653
        Equipment                 32,398
        Current liabilities  (   211,325)
        Goodwill               1,605,374
                              ----------
                              $2,065,100
                              ==========

                                                                            F20

   The Company paid for this acquisition by payment of cash of $860,000, issue of common shares of the Company to the vendor totaling $775,100 and assumption of a promissory note of $430,000.

   On January 31, 2006, the Company acquired certain assets of Solutions in Computing Inc. The acquisition has been accounted for using the purchase method as follows:

                        Goodwill     $  491,202


   The Company paid for this acquisition by payment of cash of $87,796, issue of common shares of the Company to the vendor for $320,000 and a promissory note of $83,406.

6. Significant Accounting Policies

   Accounting Principles

   The Company's accounting and reporting policies conform to generally accepted accounting principles and industry practice in the United States. The financial statements are prepared in United States dollars.

   Use of Estimates

   The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

   Foreign Currency Translation

   The Company considers the functional currency to be the local currency and, accordingly, their financial information is translated into U.S. dollars using exchange rates in effect at year-end for assets and liabilities and average exchange rates during each reporting period for the results of operations. Adjustments resulting from translation of foreign subsidiaries' financial statements are included as a component of other comprehensive income (loss) within stockholders' equity.

   Fair Value of Financial Instruments

   The Company's estimate of the fair value of cash, accounts receivable, notes receivable, notes payable, loans payable, accounts payable and accrued liabilities and long-term debt approximates the carrying value.

   The fair value of investments in private companies is not readily determinable because these investments are not publicly traded. The Company believes that the carrying value approximates the fair value.

   Property and Equipment

   Property and equipment are recorded at cost less accumulated depreciation. Depreciation is provided annually on a declining basis and straight line basis over the estimated useful life of the asset, except for current year additions on which one-half of the rates are applicable:

           Manufacturing equipment      30% declining balance
           Leaseholds                   5 years straight line
           Office furniture             20% declining balance
           Computer hardware            30% declining balance
           Computer software            100% declining balance

                                                                            F21

   Business Combinations and Goodwill

   The Company accounts for business combinations and goodwill in accordance with FASB 141 and 142 respectively. As such, the purchase method of accounting is applied to all acquisitions and goodwill is not amortized unless its value is impaired.

   Segment Reporting

   The Company monitors its operations on a divisional basis and has only one reportable operating segment, being a value added distributor of computer hardware and software.

   Reclassifications

   Certain prior year amounts were reclassified to conform to current year presentation.

   Revenue Recognition

   The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") as modified by Securities and Exchange Commission Staff Accounting Bulletin No.104. Under SAB 101, revenue is recognized at the point of passage to the customer of title and risk of loss, there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured. The Company generally recognizes revenue at the time of delivery of goods. Sales are reflected net of discounts and returns.

   Income Taxes

   The Company accounts for its income taxes under the liability method specified by Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

   Stock Option Plans

   The Company applies the fair value based method of accounting prescribed by Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation in accounting for its stock options granted to both employees and non-employees. As such, compensation expense is recorded on the date of grant based on the fair market value of the stock and expensed in the period which the option was granted.

   Comprehensive Income

   The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners or distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under the current accounting standards as a component of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is displayed in the statement of shareholder's equity and in the balance sheet as a component of shareholder's equity.
                                                                            F22

7. Property and Equipment

   Property and equipment consist of the following:

                                       April 30,      July 31,
                                         2006          2005
                                       --------       --------
        Machinery and equipment        $189,280       $129,439
        Office equipment                 20,195         18,507
        Computer software                63,934         52,645
        Computer hardware               425,408        205,144
        Leasehold improvements          322,059        168,020
                                       --------       --------
                                      1,020,876        573,755
        Less accumulated depreciation  (347,642)      (167,859)
                                       --------       --------
                                       $673,234       $405,896
                                       ========       ========
8. Capital Stock

   During the quarter ended April 30, 2006, the Company issued a total of 5,944,857 shares of common stock.

   During the quarter ended April 30, 2006, the Company issued 3,907,357 shares under the equity line of credit to Dutchess Private Equities Fund, LP valued at $975,000.

   The Company received cash considerations of $60,000 as a result of issuing Mr. Aron Shrira, an individual, 187,500 restricted shares and 187,500 Series "D" warrants. The Company issued 1,850,000 shares to several consultants for services rendered totaling $370,000.

9. Stock Options and Warrants

   The Company has adopted a stock option plan accounted for under Statement of Financial Accounting Standards (SFAS) No. 123R and related interpretations.

   Included in selling, general and administrative expenses, is $56,000 (2005 - $Nil) of consulting fees relating to these options.

   The following table summarizes information about options at April 30, 2006:

                                     Number                      Remaining
             Exercise Price        Outstanding                Contractual Life

                   $1.50             16,667                     2.75 years
                   $0.20          2,350,000                     1.25 years

   During the period, Nil (2005 - Nil) options expired and Nil (2005 - Nil) options were exercised.

   The total warrants outstanding at April 30, 2006 were 2,738,000. The details are as follows:

               Outstanding          Share Price                 Expiry Date

                 1,420,000             $0.65                    July 2012
                   818,000             $1.00                    October 2006
                   312,500             $0.40                    January 2008
                   187,500             $0.40                    January 2008
                 ---------
                 2,738,000
                                                                           F23

10. Long-Term Debt

   On November 30, 2005, the Company issued to Dutchess Private Equities Fund, LP ("Dutchess") a promissory note in the amount of $800,000 for a purchase price of $640,000. The note is due and payable in full on November 30, 2006. Other than the $160,000 discount inherent in the purchase price, the note is non-interest bearing. The note will be repaid using 50% of the proceeds of each put notice delivered by the Company to Dutchess or $66,667 per month.

   In connection with the note, the Company paid Dutchess a facility fee of $40,000 and issued to Dutchess 180,000 shares of common stock as incentive shares with a fair value of $153,000. The $40,000 fee, $160,000 inherent discount and $153,000 incentive shares in the note are being amortized to debt discount cost over the term of the note.

   On January 6, 2006, the Company issued to Dutchess a promissory note in the amount of $1,250,000 for a purchase price of $1,000,000. The note is due and payable in full on June 30, 2007. Other than the $250,000 discount inherent in the purchase price, the note is non-interest bearing. The note will be repaid using 50% of the proceeds of each put notice delivered by the Company to Dutchess or $69,445 per month.

   In connection with the note, the Company paid Dutchess a facility fee of $65,000 and issued 280,000 shares of common stock as incentive shares with a fair value of $224,000. The $65,000 fee, $250,000 inherent discount and $224,000 incentive shares in the note are being amortized to debt discount cost over the term of the note.

   The Company accounts for convertible debt securities by the method specified by Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" and its related interpretations. SFAS No. 133 requires that a conversion option should be accounted for separately as a derivative if the conversion option meets certain criteria.

   On July 14, 2005, the Company executed a convertible debt facility with Laurus Master Fund, Ltd. ("Laurus") granting access to borrow up to $5,500,000. This financing consisted of a $500,000 secured term loan
   (the "Term Note") and a $5,000,000 secured revolving note (the "Revolving Note"). The Revolving Note was effectuated through a $2,500,000 convertible minimum borrowing note and provided for advances of up to 90% of eligible accounts receivable. To the extent the Company repaid the amount outstanding under the Revolving Note and/or Laurus converted amounts due under the Revolving Note into Common Stock, the Company could reborrow or make additional borrowings, provided that the aggregate amount outstanding did not exceed the eligible accounts receivable.

   Both the $500,000 Term Note and the $2,500,000 Convertible Minimum Borrowing Note (together the "Notes") provided for conversion, at the option of Laurus, of the amounts outstanding into the Company's common stock at a fixed conversion price of $1.02 per share (the "Fixed Conversion Price"). In the event that the Company issued common stock or derivatives convertible into our common stock for a price less than $1.02 per share, then the price at which Laurus may convert its shares was reset to that lower price. The conversion prices under the Notes are subject to equitable adjustment for stock splits, stock dividends and similar events. Laurus was obligated to convert scheduled

                                                                            F24
   principal and interest payments under the Term Note when (i) a registration statement became effective with respect to the shares of common stock underlying the indebtedness, (ii) the five (5) day average market price of the Company's common stock was 115% of the Fixed Conversion Price, and (iii) certain trading volume criteria had been met. Using the Black-Scholes option pricing model, the Company determined the fair value of the conversion feature related to the Notes was $2,365,000 if the full $5,500,000 available under the note was advanced. The assumptions used in the fair value calculation for the warrants were as follows: stock price of $1.03, exercise price of $1.02, weighted average term of three (3) years, volatility (annual) of 59%, dividends rate of 0% and a risk free interest rate of 3.0%. Accordingly, the fair value per share of the warrants was calculated to be $0.43 per share. As a result of the beneficial conversion feature, a discount on debt issued of $2,900,000 was recorded and is being amortized to interest expense over the three year life of the debt agreement.

   As part of the transaction, the Company also issued Laurus a seven-year warrant to purchase 1,420,000 shares of its common stock at a price of $1.11 per share. The fair market value of the warrants issued was determined to be $869,000 using the Black-Scholes option pricing model.
   The assumptions used in the fair value calculation of the warrants were as follows: stock price of $1.03, exercise price of $1.11, weighted average term of seven (7) years, volatility of 59%, dividend rate of 0% and a risk free interest rate of 3.0%. Accordingly, the fair value per share of the warrants was calculated to be $0.61 per share. The Company will amortize this relative fair value of the stock and warrants to interest expense over the three (3) year life of the debt agreement, using the interest method. The loan costs, conversion feature and warrants issued in connection with the Notes, result in an effective interest rate on the debt of approximately 90%.

   The Notes bear annual interest at the prime rate (as reported in the Wall Street Journal) plus 2% subject to a floor of eight percent, and mature in three years. The interest rate on the Notes will be decreased by 2.0% for every 25% increase in the market value of the Company's common stock above the Fixed Conversion Price up to a minimum of 0.0%. Monthly interest payments on the Notes began August 1, 2005. Monthly amortizing payments of principal on the Term Note, equal to $15,625, are payable on the first day of each month commencing December 1, 2005. The final principal amortization payment on the Term Note is due December 1, 2005. Under the Term Note, if monthly payments of interest and principal are made in cash rather than converted to shares of common stock, the Company will pay Laurus 100% of the then monthly amount due. Prepayments under the Term Note are subject to a premium in the amount of 30% of the principal being repaid. The Revolving Note terminates, and borrowings thereunder become due July 14, 2008.

   The Notes also require the Company to have an effective registration statement covering the common stock underlying the conversion feature of the Notes and the Warrants issued in connection with the Notes.

   In November 2005, Laurus advanced the Company an additional $200,000. As of April 30, the Company has borrowed a total of $500,000 under the Term Note and $4,417,834 under the Revolving Note.

   At April 30, 2006, $582,166 remains available for borrowing under the Revolving Note.

   On January 13, 2006, the Company agreed to revise the financing facility with Laurus. The revised facility consists of (i) a $500,000 Secured Convertible Note (ii) a Secured Convertible Minimum Borrowing Note, and
   (iii) a Secured Revolving Note (collectively, the "Amended and Restated Notes"). The Amended and Restated Notes are secured by a security interest in substantially all of the Company assets.

                                                                           F25

   Pursuant to the Agreement, the Company and Laurus agreed to amend the conversion price to $0.50. In addition, the Company and Laurus agreed to amend the exercise price of the warrants to $0.65.

   The modification of the convertible notes and attached warrants, as described in the revised facility, has been accounted for as a debt extinguishment and the issuance of a new debt instrument in accordance with EITF 96-19, "Debtor's Accounting for a Modification of Debt Instruments". Accordingly, in connection with extinguishment of the original debt, the Company recognized a $628,741 loss.

   The Amended and Restated Notes were assigned fair value at January 13, 2006, as follows:

   Principal                                                     $3,600,000
   Less:
   Stock warrants issued in connection with revised facility    (   618,166)
   Value of beneficial conversion features                      ( 1,036,392)
                                                                 -----------
   Fair value of modified convertible notes                      $1,945,442
                                                                 ===========

   The assumptions used in the fair value calculation of the stock warrants and beneficial conversion features at January 13, 2004 using the Black-Scholes option pricing model were as follows:

                                                 Beneficial
                                                 Conversion
                                 Warrants          Feature
   Stock price                     $0.47           $0.47
   Exercise price                  $0.65           $0.50
   Term                         6.5 years         2.5 years
   Volatility (annual basis)        140%            140%

11. Equity Line of Credit

   In February 2004, the Company executed an agreement for an equity line of credit with Dutchess Private Equities Fund, LP ("Dutchess"). Under the terms of the agreement, the Company may elect to receive as much as $5 million from Dutchess in common stock purchases over the next three years at the option of the Company. During the nine months ended
   April 30, 2006, the Company sold 4,892,610 shares of its common stock pursuant to the equity line of credit and received total proceeds, net of issuance costs, of $1,478,931. Pursuant to the terms of a promissory note with Dutchess Private Equities Fund, II, LP, the
   Company is obligated to use a portion of the proceeds from the equity line to pay back promissory notes (see Note 10).

12. Net loss per shares

   Basic earnings per share is computed by dividing net loss by the weighed average number of shares of common stock outstanding during the period. Diluted earnings per shares is computed by dividing net loss by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consider of shares of common stock issuable upon the exercise of stock options; common equivalent shares are excluded from the calculation if their effect is anti-dilutive.

13. Subsequent Events

   On May 16, 2006, the Company amended the Term Note with Laurus so that the conversion price of $0.50 would be reduced to $0.14 for $85,000 of the principle and associated interest and fees. The rest of the principle of the Term Note and the interest associated with the principle will continue to be convertible at $0.50.

   On June 5, 2006, the Company reduced the fixed conversion price of the Amended and Restated Secured Convertible Term Note dated July 14, 2005 with Laurus from $0.50 to $0.14.
                                                                            F26

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The accounting firm of Danziger & Hochman audited our financial statements.
We have had no disagreements with our accountants. Our changes in accountants have been previously reports on Form 8-K.